EXHIBIT 10.60






LEASE AGREEMENT



Dated as of _________________, 1996





BETWEEN


FINOVA CAPITAL CORPORATION
(Lessor)


AND


ATLANTIC COAST AIRLINES
(Lessee)


Concerning

(N____UE )
One Jetstream Series 4100 Model 4101 Airframe
Two Allied Signal Model TPE331-14GR-802H and TPE331-14HR-802H Engines Two McCauley Propellers
Model B5JFR36C1101-B/C-114GCA-0 and C5JFR36C1102-B/C-L114GCA-0




LEASE AGREEMENT


THIS LEASE AGREEMENT ("Lease") dated as of __________, 1996, by and between FINOVA Capital Corporation, a Delaware corporation ("Lessor") and Atlantic Coast Airlines, a California corporation ("Lessee").
WHEREAS, Lessee desires to lease from Lessor and Lessor is willing to lease to Lessee the Aircraft described herein upon and subject to the terms of this Lease;
NOW, THEREFORE, in consideration of the mutual promises herein, the Lessor and the Lessee agree as follows:
ARTICLE 1

DEFINITIONS
Unless the context otherwise requires, the following terms shall have the following meanings for all purposes of this Lease Agreement and shall be equally applicable to both the singular and the plural forms of the terms herein defined:
"Acceptance Certificate" means the certificate in substantially the form of Exhibit A hereto to be executed by Lessee on the Delivery Date. "Aeronautics Authority" shall mean, where applicable, the Department of Transportation, the Federal Aviation Administration and/or the Administrator of the Federal Aviation Administration ("FAA"), or any person, governmental department, bureau, commission or agency succeeding to the functions of any of the foregoing.
"Affiliate" means with respect to any Person, any other person directly or indirectly controlling, controlled by or under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
"Aircraft" means the Airframe to be delivered and leased hereunder together with the Engines and Propellers initially installed on such Airframe when delivered and leased hereunder or any Engine or Propeller as defined herein, all as more particularly described and identified in the Lease Supplements pertaining thereto.
"Airframe" means: (A) the BAe Jetstream 4100 Model 4101 aircraft designated in a Lease Supplement (except the Engines an Propellers and engines and propellers from time to time installed on an Airframe) leased hereunder by the Lessor to the Lessee and having the manufacturer's serial number and the Federal Aviation Authority registration number as set forth in such Lease Supplement, and (B) except as otherwise provided in Sections 9.2 and 9.4 hereof, any and all Parts so long as the same shall be incorporated or installed in or attached to an Airframe, or so long as title thereto shall remain vested in the Lessor in accordance with the terms of Article 9 hereof, after removal from an Airframe.
"Appraisal Procedure" shall mean the procedure specified in this paragraph for determining an amount or value. With respect to any other amount or value, Lessor and Lessee shall consult for the purpose of determining such amount or value by mutual agreement. In the absence of such agreement on or before the 30th day following the commencement of the Appraisal Procedure, either of such parties may give written notice to the other requesting determination of such amount or value by appraisal, and in such event the parties shall consult for the purpose of appointing a mutually acceptable qualified independent appraiser. If the parties are unable to agree on a single appraiser on or before the 20th day after such notice, such amount or value shall be determined by a panel of three independent appraisers, one of whom shall be selected by each of Lessee and Lessor on or before the 10th day following the expiration of such 20-day period. If one party appoints an appraiser pursuant to the immediately preceding sentence, and the other party fails to appoint a second appraiser within the applicable time limit, the appraisal shall be made by the first appointed appraiser without the appointment of any other appraiser. If a second appraiser is duly appointed, on or before the 10th day after appointment of the second appraiser, a third appraiser shall be selected by agreement of the first two appraisers, or if such two appraisers are unable to agree upon a third appraiser by such date, such appointment shall be made by the American Arbitration Association (or its successors). Lessee shall pay all the fees and expenses of the Appraisal Procedure. Each appraiser appointed pursuant to the foregoing procedure shall be experienced, shall be independent of Lessee, Lessor and the manufacturers of any material components of the Aircraft, and shall be instructed to determine such amount or value on or before the 30th day after the appointment of the last of such appraisers to be appointed, and such determination shall be final, binding and conclusive upon the parties.
If three appraisers shall be appointed, the determination shall be the average of the three appraisals rendered by the appraisers. In the event, however, that the lowest or the highest of the three appraisals, or both, varies by more than ten percent from the middle appraisal, the appraisal or appraisals so varying shall be disregarded. Except as otherwise specified in the Lease, any estimate of an amount or value determined pursuant to the Appraisal Procedure shall take into account a reasonable estimate of inflation or deflation.
"Base Lease Commencement Date" for the Aircraft means the date corresponding to the Commencement Date.
"Base Term" for the Aircraft shall have the meaning set forth in
Article 3 hereof.
"Basic Rent" means the rent payable throughout the Base Term and the Renewal Term, if any, for an Aircraft pursuant to Section 4.1 and any other provision of this Lease which treats any payment by the Lessee as Basic Rent.
"Business Day" means any day other than a Saturday, Sunday or day on which commercial banking institutions in New York, New York and Washington, D.C. are authorized by law to be closed.
"Certified Air Carrier" means any Person (except the United States
Government) domiciled in the United States of America and holding a Certificate of Public Convenience and Necessity issued under Chapter 411 of Title 49 of the United States Code (or an exception from such requirement issued under Title 49 of the United States Code, Section 40109 by the Department of Transportation or any predecessor or successor agency thereto) and an Air Carrier Operating Certificate issued under Section 44705 of Title 49 of the United States Code by the FAA or any successor agency thereto, or, in the event such certificates shall no longer be issued, any Person (except the United States Government) domiciled in the United States of America and legally engaged in the business of transporting for hire passengers or cargo by air, to, from or between points within the United States of America, and, in either event, operating commercial jet aircraft.
"Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor or replacement code thereto.
"Commencement Date" shall mean the Delivery Date.
"Default" shall mean any event or condition which with the lapse of time or the giving of notice, or both, would constitute an Event of Default.
"Delivery Date" for the Aircraft means the date of the Lease
Supplement for such Aircraft, which date shall be the date the Aircraft is delivered by the Lessor and accepted by the Lessee, pursuant to the provisions of Article 2 hereof.
"Engine" means: (A) any of the engines listed by manufacturer's serial number in a Lease Supplement and installed on the Airframe covered by such Lease Supplement on the Delivery Date therefor whether or not from time to time thereafter installed on the Airframe or installed on any other airframe or any other aircraft; (B) any engine which may from time to time be substituted, or be a replacement or addition pursuant to Article 11 or 16 hereof, for any such Engine; and (C) except as otherwise provided in Sections
9.2 and 9.4 hereof, any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto shall remain vested in the Lessor or its assignee in accordance with the terms of
Article 9 hereof after removal from any such Engine.
"Equipment Cost" or "Lessor's Cost" for the Aircraft means the amount so described in the Lease Supplement for such Aircraft.
"ERISA" means the Employment Retirement Income Security Act of
1974, as amended.
"Event of Default" has the meaning specified in Article 17 hereof.
"Event of Loss" with respect to any Item of Equipment means any of the following events with respect to such Item: (A) loss of such Item of Equipment or the use thereof due to theft or disappearance for a period in excess of 180 days, (B) loss of use due to destruction or damage beyond repair; (C) any damage to such Item which results in an insurance settlement with respect to such Item on the basis of a total loss or a constructive or compromised total loss; (D) the condemnation, confiscation or seizure of, or requisition of title to, or requisition of use of, such Item by (i) the Government of the United States or any political subdivision thereof for a period beyond the remaining Term of the Lease, or (ii) any foreign government or any political subdivision thereof for a period of more than six months or, if less, a period beyond the remaining Term of the Lease; or (E) as a result of any rule, regulation, order or other action by the Aeronautics Authority, or other governmental body having jurisdiction, the use of such Item in the normal course of business of passenger air transportation shall have been prohibited for a period of not less than six consecutive months unless the Lessee, prior to the expiration of such six month period, has in good faith commenced compliance (if such compliance is available) with such rule, regulation, order or other action and shall be diligently performing all steps necessary to permit normal use by Lessee, but in any event no longer than the lesser of the remaining Term of the Lease or one (1) year. An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe which is part of such Aircraft. "Federal Aviation Act" shall mean Title 49 of the United States
Code (which, among other things, recodified the Federal Aviation Act of 1958, as amended to the time of such recodification), as amended, and the rules and regulations promulgated thereunder, as in effect on the date of this Lease, and as modified or amended hereafter or any successor or substituted legislation at the time in effect and applicable.
"Hourly Reserve Rate" means Garrett Engine Division of Allied
Signals then-current recommended hourly set-aside rate for the cost of major and intermediate periodic inspections on the engines model TPE-331-14GR/HR engine, adjustable as set forth below. If no recommended set-aside is available, Hourly Reserve Rate shall be calculated by the sum of the estimated costs for a major and an intermediate periodic inspection divided by the then approved TBO. In the event that the engine is operated on an approved "on condition" program, the Hourly Reserve Rate shall be calculated by dividing the Lessee's fleet average cost of each comparable type of shop visit over the previous twelve months by the Lessee's fleet average time between the shop visits. If no such history is available, the amount shall be based on a rate to be mutually agreed between Lessee and Lessor.
"Incentive Rate" shall be equal to the Prime Rate plus 2%, or the maximum rate permitted by applicable law, whichever is less.
"Items of Equipment" or "Items" means any or all of the Aircraft, the Airframe, the Engines, the Propellers and each Part, as such terms are defined herein.
"Lease", "Lease Agreement", "This Lease Agreement", "This Lease",
"This Agreement", "herein", "hereunder", "hereby" and other like words mean this Lease, as it may be amended, modified or supplemented pursuant to the applicable provisions hereof, including, without limitation, supplementation hereof by a Lease Supplement entered into pursuant to the applicable provisions hereof.
"Lease Supplement" means a Lease Supplement, substantially in the form of Exhibit B hereto, entered into between the Lessor and the Lessee for the purpose of leasing the Aircraft under and pursuant to the terms of this Lease Agreement, and any subsequent Lease Supplement entered into in accordance with the terms hereof. Each Lease Supplement shall be deemed to have been incorporated into this Lease Agreement to the same extent as if such provisions were fully set forth herein.
"Lease Termination" shall mean that certain Lease Termination
Agreement dated as of the date hereof between Lessee and Seller as relating to the Aircraft.
"Lessor's Cost" shall mean the amount set forth on Lease
Supplement No. 1.
"Lessor's Liens" shall mean the Liens referred to in clause (ii) of Article 14 hereof.
"Lien" means any mortgage, pledge, lien, charge, encumbrance, lease or security interest of any kind or nature whatsoever.
"Manufacturer" shall mean Jetstream Aircraft Ltd..
"Parts" means any and all appliances, parts, systems, components, assemblies, rotables, instruments, appurtenances, accessories, furnishings, seats and other equipment of whatever nature (other than Engines or engines or Propellers or propellers), which (A) are from time to time incorporated or installed in or attached to an Airframe, Engine or Propeller, or (B) having been so installed or attached, are later removed therefrom, so long as title thereto remains vested in Lessor in accordance with Article 9 hereof after such removal from an Airframe, Engine or Propeller. "Part" means any one of the Parts.
"Permitted Sublessee" means any Certified Air Carrier or United
States airframe or engine manufacturer or any entity domiciled in a country listed on Exhibit D hereto, and in each case, consented to by Lessor (such consent not to be unreasonably withheld or delayed, provided that Lessor agrees that it will be unreasonable for Lessor to reject any proposed sublessee if the creditworthiness of such proposed sublessee, as reasonably determined by Lessor in its sole good faith discretion, is at least equivalent to the creditworthiness of Lessee at the time that this Lease was entered into).
"Prime Rate" means the interest rate announced by Citibank, or any successor thereto, as its prime rate (or equivalent if "prime rate" is no longer announced) from time to time at its principal office in New York, NY; with each change in such rate to take effect immediately under this Lease and any calculations performed in accordance herewith.
"Propeller" means: (A) any of the propellers listed by manufacturer's serial number in a Lease Supplement and installed on an Engine covered by such Lease Supplement on the Delivery Date therefor whether or not from time to time thereafter installed on an Engine or installed on any other engine or any other aircraft; (B) any propeller which may from time to time be substituted, or be a replacement or addition pursuant to Article 11 or 16 hereof, for any such Propeller; and (C) except as otherwise provided in Sections 9.2 and 9.4 hereof, any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto shall remain vested in the Lessor or its assignee in accordance with the terms of Article 9 hereof after removal from any such Propeller.
"Purchase Agreement" shall mean the Aircraft Purchase and Sale
Agreement (N302UE), dated as of ______________, 1996, between Seller, Trident Turboprop (Dublin) Limited and Lessor.
"Renewal Term(s)" shall have the meaning described in Section 20.3 hereof.
"Rent" means Basic Rent and Supplemental Rent, collectively.
"Seller" shall mean First Security Bank, N.A., as owner trustee for the benefit of Trident Turboprop (Dublin) Limited.
"Stipulated Loss Value" for the Aircraft as of any particular date of computation shall mean an amount determined by multiplying the Equipment Cost for the Aircraft by the percentage specified in Exhibit C attached hereto opposite the appropriate determination date of Stipulated Loss Value for such date (provided, however, that the Stipulated Loss Value for an Event of Loss which occurs after expiration of the Term of this Lease and before expiration of the storage period provided for in Section 16(j) hereof shall be based upon the final amount set forth in Exhibit C).
"Supplemental Rent" means all amounts, liabilities and obligations
(other than Basic Rent) which the Lessee assumes or agrees to pay under this Lease to the Lessor or others hereunder.
"Term" means the Base Term and the Renewal Terms for which an Aircraft is leased hereunder pursuant to Article 3 hereof.
"Termination Value" for the Aircraft as of any particular date of computation shall mean an amount determined by multiplying the Equipment Cost for the Aircraft by the percentage specified in Exhibit C attached hereto opposite the appropriate determination date of Termination Value for such date.
"Wet Lease" means any arrangement whereby the Lessee (or any Permitted Sublessee) agrees to furnish the Aircraft to any third party pursuant to which such Aircraft (i) shall be operated solely by regular employees of Lessee (or such Permitted Sublessee) possessing all necessary certificates and licenses (except cabin attendants) and (ii) shall be maintained by Lessee (or such Permitted Sublessee) in accordance with Section
6.5 of this Lease.
ARTICLE 2

DELIVERY AND ACCEPTANCE
2.1	Agreement to Lease.  Lessor hereby agrees (subject to
satisfaction of the conditions hereinafter set forth) to lease to Lessee hereunder, and Lessee hereby agrees to lease from Lessor hereunder, the Aircraft, as evidenced by the execution by Lessor and Lessee of one or more appropriate Lease Supplements leasing the Aircraft hereunder.
2.2	Title.  At all times during the Term of this Lease, full
legal title to the Aircraft shall remain vested in Lessor (or its permitted assignee), to the exclusion of Lessee, notwithstanding the delivery of the Aircraft to, and the possession and use thereof by, Lessee.
2.3	Acceptance.  The Lessor hereby authorizes one or more
persons designated by the Lessee, who shall be an employee or employees of the Lessee, as the authorized representative or representatives of the Lessor, to accept delivery of the Aircraft on behalf of Lessor from the Seller under the Purchase Agreement. The Lessee hereby agrees that such acceptance of delivery of an Aircraft by such authorized representative or representatives shall, without further act, irrevocably constitute acceptance by the Lessee of such Aircraft for all purposes of this Agreement.
2.4	Conditions Precedent.  (A) Lessor's obligation to lease the
Aircraft to Lessee hereunder shall be subject to satisfaction on or before the Commencement Date for such Aircraft of each and all of the following conditions precedent:
(1)	Lessor shall have received the following:
(a)	resolutions of the Board of Directors of Lessee
or other written evidence of appropriate corporate action,
certified by the Secretary of the Lessee, duly authorizing the lease of the Aircraft and the execution, delivery and performance of this Lease, together with an incumbency certificate as to the person or persons authorized to execute and deliver said documents on behalf of Lessee;
(b)	the following items with respect to the
Aircraft:
(i)	a Lease Supplement, duly authorized and
executed by Lessee, covering such Aircraft, effective as of
the Commencement Date;
(ii)	an Appraisal Report of Pro-Tech Advisors,
in form and scope satisfactory to Lessor;
(iii)	a duly executed copy of each of the
Purchase Agreement;
(iv)	a duly executed copy of the Acceptance
Receipt by Authorized Representative;
(v)	a duly issued copy of the copy of FAA
Airworthiness Certification; and
(vi)	a duly executed copy of each of the
Warranty Bill of Sale, the FAA Bill of Sale and the Lease
Termination.
(c)	certificates signed by independent aircraft
insurance brokers as to the due compliance with the insurance provisions of Article 12 hereof with respect to such Aircraft;
(d)	a favorable opinion of counsel for Lessee, dated
the Commencement Date, to the effect that:
(i)	Lessee has been duly incorporated, is
validly existing as a corporation in good standing under the laws of the State of California, and has full corporate
power and authority to carry on its business in which it is
presently engaged and to perform its obligations under the
Lease, as supplemented by the Lease Supplement;
(ii)	the execution and delivery of the Lease,
the Lease Supplement, the consummation by the Lessee of the
transactions therein contemplated and compliance by the
Lessee with the terms and provisions thereof do not and will not result in the violation of the provisions of the
articles of incorporation or the code of regulations of the
Lessee as in effect on the date of such opinion; and to the
knowledge of such counsel do not and will not conflict with
or result in a breach of any terms or provisions of, or
constitute a default under, or result in the creation or
imposition of any lien, charge, or encumbrance upon, any
property or assets of the Lessee under any indenture,
mortgage, or other agreement or instrument to which the
Lessee is a party or by which it or any of its properties
are or may be bound, or any existing applicable law, rule or regulation, or any judgment, order or decree then in effect, of any government, governmental instrumentality or court
having jurisdiction over the Lessee or any of its activities or properties;
(iii)	the Lease and such Lease Supplement have
each been duly authorized, executed and delivered by the
Lessee, and each such instrument is a legal, valid,
enforceable and binding obligation of the Lessee, except as
enforceability may be limited by bankruptcy, insolvency,
reorganization or other laws of general application
affecting the enforcement of creditors' rights and by
general principles of equity including, without limitation,
specific performance;
(iv)	except for any filing or recording that
may be required under the Federal Aviation Act (and except
such other filings or recordings as such counsel shall
specify have been duly effected), no filing or recording of
any instrument or document (including the filing of any
financing statement) is necessary under the laws of the
United States or of any states other than the filing of a
financing statements) (including continuation statements) in the States of Virginia in order for the Lease to constitute
a valid lease of record relating to the Aircraft;
(v)	except as disclosed in the opinion, there
are no suits or proceedings pending or, to the knowledge of
such counsel, threatened against Lessee in any court or
before any regulatory commission, board or other
administrative governmental agency against or affecting
Lessee, which if determined adversely to Lessee may have a
material adverse effect on the financial condition or busi-
ness of Lessee;
(vi)	no authorization, approval, consent,
license or order of, or registration with, or the giving of
notice to the Aeronautics Authority or any other regulatory
body or authority is required for the valid authorization,
execution, delivery and performance by the Lessee of the
Lease, including the Lease Supplement, except for any
filings or recordings with the FAA.
(2)	on the Commencement Date the following statement shall be
true and Lessor shall have received a certificate satisfactory to Lessor signed by a duly authorized officer of Lessee, dated such Commencement
Date, stating that:
(a)	the representations and warranties contained in
Section 5.2 hereof are true and accurate on and as of the
Commencement Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
(b)	no Default or Event of Default has occurred and
is continuing, or would result from the lease of such Aircraft.
(3)	On the Commencement Date no material adverse change shall
have occurred and be continuing in Lessee's financial condition as compared to its financial condition as of ___________, 1996.
(4)	The Delivery Date shall be no later than _____________,
1996.
(5)	On the Commencement Date, each of the Lease, the Lease
Supplement, the FAA Bill of Sale, the FAA Aircraft Registration
Application, and the Lease Termination shall have been duly filed with the FAA.
(6)	On the Commencement Date, Precautionary State and Local UCC-
l Financing Statements shall have been delivered to Lessor to be filed in Virginia, against the Lessee, as debtor, and Lessor, as secured party; with file stamped copies thereof to be delivered post closing.
(7)	All proceedings taken in connection with the transactions
contemplated by the Lease and all agreements, documents, instruments and papers in connection therewith shall be in form and substance satisfactory to Lessor and its counsel.
(B)	Lessee's obligation to lease the Aircraft to Lessee hereunder shall be subject to satisfaction on or before the Commencement Date for such Aircraft of each and all of the following conditions precedent:
(1)	Lessee shall have received the following:
(a)	resolutions of the Board of Directors of Lessor
or other written evidence of appropriate corporate action,
certified by the Secretary of the Lessor, duly authorizing the lease of the Aircraft and the execution, delivery and performance of this Lease, together with an incumbency certificate as to the person or persons authorized to execute and deliver said documents on behalf of Lessor;
(b)	the following items with respect to the
Aircraft:
(i)	a Lease Supplement, duly authorized and
executed by Lessor, covering such Aircraft, effective as of
the Commencement Date;
(ii)	a duly executed copy of each of the
Purchase Agreement, the Purchase Agreement Assignment and
the Manufacturer Consent;
(iii)	a duly executed copy of the Appointment of
Authorized Representative by Lessor and the Acceptance
Receipt by Authorized Representative; and
(iv)	a duly executed copy of each of the
Warranty Bill of Sale, the FAA Bill of Sale and the FAA
Aircraft Registration Application.
(2)	on the Commencement Date the representations and warranties
contained in Section 5.2 hereof are true and accurate on and as of the Commencement Date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) and Lessee shall have received a certificate to that effect satisfactory to Lessee signed by a duly authorized officer of
Lessor, dated such Commencement Date.
(3)	On the Commencement Date, Trident Turboprop (Dublin) Limited
shall have received the Lessor's Cost of the Aircraft from Lessor.
(4)	On the Commencement Date, each of the Lease, the Lease
Supplement, the FAA Bill of Sale, the FAA Aircraft Registration
Application, and the Lease Termination shall have been duly filed with the FAA.
(5)	All proceedings taken in connection with the transactions
contemplated by the Lease and all agreements, documents, instruments and papers in connection therewith shall be in form and substance satisfactory to Lessor and its counsel.
2.5	Recordation.  Concurrently with the delivery of the Aircraft hereunder, Lessor and Lessee will cause this Lease, and a Lease Supplement substantially in the form of Exhibit B attached hereto, to be duly filed and recorded with the Federal Aviation Administration at Lessee's expense.
2.6	Opinion of Counsel.  On the Delivery Date for the Aircraft,
Lessee shall have provided Lessor with a favorable oral opinion of Daugherty, Fowler & Peregrin, special counsel for Federal Aviation Administration matters, to the effect that upon the filing for registration and recordation of this Lease and the Lease Supplement, such Aircraft (including the Engines and Propellers) will be free and clear of any mortgage, lease, pledge, lien, charge or encumbrance of record except the Lease, and the Aircraft will be owned as a matter of record solely by Lessor. Additionally, as soon as practicable after the Delivery Date for the Aircraft, Lessee shall provide Lessor with a favorable written opinion of Daugherty, Fowler & Peregrin confirming the oral opinion referred to above in all respects.
ARTICLE 3

TERM
The Base Term for the Aircraft shall commence on the Delivery Date and shall end on the date set forth in the Lease Supplement.
ARTICLE 4

RENT
4.1	Basic Rent.  The Lessee covenants and agrees to pay the
Lessor Basic Rent for each Aircraft throughout the Base Term at the times and in the amounts set forth in the Lease Supplement for the Aircraft. The Basic Rent will accrue with respect to each rental period as set forth in such Lease Supplement. Basic Rent for any Renewal Term shall be as provided in
Section 20.3 hereof.
If any installment of Rent is due on a day other than a Business
Day, such installment shall be payable on the next succeeding Business Day.
4.2	Supplemental Rent.  The Lessee also agrees to pay to the
Lessor, or at the Lessor's direction to whomsoever shall be entitled thereto, any and all Supplemental Rent promptly as the same shall become due and owing.
 The Lessee will also pay to Lessor, as Supplemental Rent, interest at the Incentive Rate (all computations of interest under this Lease to be made on the basis of a 365-day year) on any part of any installment of Basic Rent not paid on the due date thereof for any period for which the same shall be overdue and on any payment of Supplemental Rent not paid when due for the period until the same shall be paid.
4.3	Place of Payment.  All Rent payable by the Lessee to the
Lessor under this Lease shall be paid by wire transfer of immediately available funds consisting of lawful currency of the United States of America, in such manner that the Lessor receives the full amount of such payments on the due dates at the location to be designated within the United States as the Lessor may designate in writing to the Lessee.
4.4	Prohibition Against Setoff, Counterclaim, Etc.  Except as
provided in Section 19.5, the Lessee's obligation to pay all Rent payable hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation: (A) any setoff, counterclaim, recoupment, defense or other right which the Lessee may have against the Lessor, the manufacturers of the Aircraft or anyone else for any reason whatsoever, (B) any defect in the title, airworthiness, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, any Item of Equipment or any interruption or cessation in the use or possession thereof by the Lessee for any reason whatsoever, or any loss of eligibility for registration in the United States, (C) any insolvency, bankruptcy, reorganization or similar proceedings by or against the Lessor or the Lessee, (D) any breach by the Lessor of any representation, warranty or covenant of the Lessor made herein or in connection herewith, or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
4.5	Waiver of Certain Rights of the Lessee.  The Lessee hereby
waives, to the extent permitted by applicable law, all rights now or hereafter conferred upon it by statute or otherwise to terminate or surrender this Lease or the Aircraft or any Part or to any abatement, suspension, deferment, diminution or reduction of the Rent. Each payment of Rent shall be absolutely final and net to the Lessor, so that this Lease will yield to the Lessor the full amount of the installments of such Rent throughout the Term without deduction. Nothing contained in this Section 4.5 or Section 4.4 shall prevent Lessee from maintaining a separate action against Lessor in connection with the breach by Lessor of any of its obligations hereunder or the exercise of any rights which Lessee may have against Lessor.
4.6	Transaction Costs; Adjustment of Rent.  If the Lessor shall
have acquired the Aircraft and leased it to the Lessee as contemplated by this Agreement, the Lessor will pay the following expenses relating to such transactions (collectively "Transaction Costs"): (a) the fee of Babcock & Brown, the Lessee's advisor; (b) the fees and expenses Thelen, Marrin, Johnson & Bridges, special counsel for the Lessee, and Daugherty, Fowler & Peregrin, special FAA counsel; (c) the fees and expenses of counsel to the Lessor, and
(d) the cost of the appraisal required by Section 2.4(A)(1)(b)(ii). The Lessee and the Lessor agree that the Basic Rent, Stipulated Loss Value, the Termination Value and the purchase price pursuant to Section 20.1(b) as set forth in the Lease Supplement have been calculated on the assumption that the Transaction Costs are 1.5% of Lessor's Cost.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES
5.1	No Representations and Warranties.
(A)	AS BETWEEN LESSOR AND LESSEE, THE LESSOR LEASES THE AIRCRAFT
HEREUNDER "AS-IS", "WHERE-IS" AND THE LESSOR SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, AIRWORTHINESS, CONDITION, VALUE, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF THE AIRCRAFT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT INCLUDING LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT THERETO, and any risks with respect thereto shall be assumed by the Lessee. Lessee acknowledges that, pursuant to a Lease Agreement, dated as of May 28, 1993 between Seller and Lessee, Lessee has prior to and up to the Delivery Date possessed and operated the Aircraft. So long as no Event of Default has occurred and is continuing, the Lessor hereby authorizes the Lessee to enforce in its own name such rights as the Lessor may have with respect to any Item of Equipment under any warranty, service policy or product agreement of the manufacturer thereof, the maintenance and overhaul agencies of the Aircraft and the Engines, or any subcontractor or supplier or vendor thereof to the extent that the same may be assigned or otherwise made available to the Lessee and, to the extent that the same may not be so assigned or otherwise made available to Lessee, Lessor agrees to exercise reasonable diligence at Lessee's expense, to enforce such rights as Lessor may have with respect thereto for the benefit of Lessee; provided, however, that upon any Event of Default and receipt of notice from Lessor, all such rights shall immediately revert to the Lessor including all claims thereunder whether or not perfected.
(B)	Notwithstanding the foregoing, Lessor represents and
warrants that on the Delivery Date for the Aircraft it will receive and hold whatever title to such Aircraft as is conveyed to it by the Seller.
5.2	Lessee's Representations and Warranties.  The Lessee
represents, warrants and covenants that:
(A)	the Lessee (i) is a corporation duly organized, validly
existing and in good standing under the laws of the State of California, (ii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where failure to qualify could have a direct material adverse effect on the business or financial condition of Lessee, and (iii) has the corporate power and authority to carry on its business as presently conducted and to perform its obligations under this Lease;
(B)	the Lessee is a Certified Air Carrier, and holds all
licenses, certificates, permits and franchises from the appropriate agencies of the United States of America and/or all other governmental authorities having jurisdiction, necessary to authorize the Lessee to engage in air transportation of passengers and to carry on its business as presently conducted and to be conducted with the Aircraft;
(C)	the execution, delivery and performance of this Lease
(including any Lease Supplements) have been duly authorized by all necessary corporate action on the part of the Lessee, do not require any shareholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Lessee (except for approval or consent previously obtained) and do not and will not contravene any law, governmental rule, regulation or order binding on the Lessee or the articles of incorporation or code of regulations of the Lessee or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than as permitted under this Lease) upon the property of the Lessee under any indenture, mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, contract or other agreement to which it may be a party or by which its property may be bound;
(D)	neither the execution and delivery by the Lessee of this
Lease (including any Lease Supplements), nor the consummation of any of the transactions by the Lessee contemplated hereby requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of, any Aeronautics Authority, or any other Federal or state governmental authority or agency, including any judicial body or any other person, entity or corporation, except for the registration and recordation of this Lease, including any Lease Supplements, with the FAA;
(E)	this Lease has been duly authorized, executed and delivered
by the Lessee and constitutes, and the Lease Supplements when entered into and delivered will constitute, valid, enforceable and binding obligations of the Lessee in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors' rights and by general principles of equity;
(F)	except as disclosed in Lessee's opinion of counsel required
by Section 2.4 (A)(4), there are no suits or proceedings pending or, to the knowledge of the Lessee, threatened against or affecting the Lessee in any court or before any regulatory commission, board or other administrative governmental agency, which if determined adversely to Lessee would have a material adverse effect on the financial condition or business of the Lessee or the ability of the Lessee to perform its obligations under this Lease;
(G)	except (A) the registration in lessor's name of the Aircraft pursuant to the Federal Aviation Act and (B) for the filing for registration and recordation of this Lease and the Lease Supplements with the FAA and UCC financing statements in Virginia, no further filing or recording of this Lease or any Lease Supplement or of any other document is necessary under the Federal Aviation Act, or under the laws of any other jurisdiction in order to fully protect, establish and perfect in all applicable jurisdictions in the United States, Lessor's title to and leasehold interest in the Aircraft as against Lessee and any third parties;
(H)	for the purposes of the Federal Aviation Act, the Lessee is
a "citizen of the United States" as defined in Section 40102(a)(15) of the Federal Aviation Act and the regulations pursuant to such Section;
(I)	its chief executive office (as that term is used in Article
9 of the Uniform Commercial Code) and the place where it keeps its corporate records concerning the Aircraft, all its interest in the Lease and related documents, are located in Sterling, Virginia;
(J)	there has been no material adverse change in the financial
condition of Lessee since ___________, 1996;
(K)	no event exists which constitutes a Default or an Event of
Default on the Delivery Date; and
(L)	all of the financial information contained in the Form 10Q
of Lessee's parent filed with the Securities and Exchange Commission for the period ending ______________, 1996 is true and correct as of the date thereof.
5.3	Lessor's Representations and Warranties.  The Lessor
represents and warrants that:
(A)	the Lessor (i) is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and,
(ii) has the corporate power and authority to carry on its business as presently conducted and to perform its obligations under this Lease;
(B)	the execution, delivery and performance of this Lease have
been duly authorized by all necessary corporate action on the part of the Lessor, do not require any shareholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Lessor and do not and will not contravene the certificate of incorporation or bylaws of the Lessor or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than as permitted under this Lease) upon the property of the Lessor under any indenture, mortgage, deed of trust, conditional sales agreement, bank loan, or credit agreement, contract or other agreement to which it may be a party or by which its property may be bound;
(C)	this Lease has been duly authorized, executed and delivered
by the Lessor and constitutes, and the Lease Supplements when entered into and delivered will constitute, valid, enforceable and binding obligations of the Lessor in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors' rights;
(D)	for the purposes of the Federal Aviation Act, the Lessor is
a "citizen of the United States" as defined in Section 40102(a)(15) of the Federal Aviation Act and the regulations pursuant to such Section, and Lessor covenants and agrees with Lessee that throughout the Term Lessor shall continue to be a "citizen of the United States" as defined in Section 40102(a)(15) of the Federal Aviation Act;
(E)	the performance by Lessor of its obligations under this
Lease, the Lease Supplement and each document relating to the Aircraft to which it is a party, will not subject the Aircraft to any Lien under any indenture, mortgage, contract or other instrument to which it is a party or by which it or any of its properties is bound;
(F)	Lessor shall, at its own cost and expense, promptly take
such action as may be necessary to discharge all Lessor Liens on any part of the Aircraft, other than Liens to finance the purchase of the Aircraft which are subordinate to the Lease;
(G)	the Lessor has a tangible net worth of not less than Fifty
Million Dollars ($50,000,000); and
(H)	no part of the funds to be used by the Lessor to purchase the
Aircraft constitutes assets of any Employee Benefit Plan as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amend ("ERISA"),or
Section 4975 of the Code (other than a governmental plan within the meaning of Section 414(d) of the Code) as such term "plan assets" is interpreted by the Internal Revenue Service and United States Department of Labor in Regulations, Rulings, Releases or Bulletins and by decisions of courts in cases arising under ERISA or the Code.
ARTICLE 6

POSSESSION, USE, LAWFUL INSURED OPERATIONS,
MAINTENANCE, REGISTRATION AND INSIGNIA
6.1	Possession.  The Lessee shall not, without the prior written consent of Lessor, sublease or otherwise in any manner deliver, relinquish or transfer possession of any Item of Equipment; provided, however, that, so long as no Event of Default shall have occurred and be continuing and so long as the Lessee shall comply with the provisions of Article 12 hereof, the Lessee may deliver possession of an Item of Equipment for service, repair, maintenance or overhaul work, or for alterations or modifications in or additions to an Item of Equipment to the extent required or not otherwise prohibited by the terms hereof, and Lessee, without the prior written consent of Lessor, may also:
(A)	install an Engine on an airframe or a Propeller on an engine owned by or leased to the Lessee or purchased by the Lessee subject to a conditional sale or other security agreement, provided that such airframe or engine is free and clear of all Liens except the rights of the parties to the lease or conditional sale or other security agreement covering such airframe or engine; and provided further, that the lease or conditional sale or other security agreement covering such airframe or engine by its terms expressly provides that neither such lessor nor secured party nor its successor or assigns will acquire or may claim any right, title or interest in any Engine or Propeller by reason of such Engine or Propeller being installed on such airframe or engine at any time while such Engine or Propeller is subject to this Lease or owned by Lessor or its permitted successors or assigns.
So long as Lessee strictly complies with the provisions of this
Section 6.1(A), Lessor agrees that it will not acquire or claim (as against the owner, lessor, or lienholder of an airframe, engine or propeller) any right, title or interest in such airframe or engine or propeller by reason of an engine being installed on an Airframe or such propeller being installed on an Engine. Nothing contained in this Section 6.1(A) shall in any way discharge or diminish any of Lessee's obligations to Lessor or constitute a waiver of any Lessor's rights and remedies under this Lease.
(B)	subject any Engine to normal interchange or pooling
agreements or arrangements, in each case customary in the airline industry and entered into by the Lessee in the ordinary course of its business with any Certified Air Carrier provided that (1) no such agreement or arrangement contemplates or requires the transfer of title to any Engine, and (2) if the Lessor's title to any such Engine shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine and the Lessee, concurrently with such divestiture, shall comply with Article 11 in respect thereof; provided, that the rights of any transferee who receives possession by reason of a transfer permitted by this Section 6.1 (other than the transfer of an Engine which is deemed an Event of Loss) shall be subject and subordinate to all the terms of this Lease, including, without limitation, the restrictions on the use of an Aircraft contained in Section 6.3 and the Lessor's right to terminate this Lease upon an Event of Default and to obtain possession of the Engine without regard to any such agreement, lease or sublease, and the Lessee shall remain primarily liable hereunder for the performance of all of the terms of this Lease to the same extent as if such transfer had not occurred. No interchange agreement or other relinquishment of possession of any Engine shall in any way discharge or diminish any of the Lessee's obligations to the Lessor hereunder.
(C)	subject (or permit any sublessee to subject) the Airframe,
or any Engine or Propeller to the Civil Reserve Air Fleet Program and transfer possession of such Airframe, Engine or Propeller to the United States of America or any instrumentality or agency thereof pursuant to the Civil Reserve Air Fleet Program, so long as Lessee shall promptly notify Lessor upon transferring possession of the Airframe or any Engine or any Propeller to the United States of America or any agency or instrumentality thereof pursuant to such program and provide Lessor with the name and address of the Contracting Office Representative for the Military Aircraft Command of the United States Air Force to whom notice must be given in the event Lessor desires to give notice as provided in Article 18 hereof.
(D)	enter into a Wet Lease for the Aircraft with any third
party.
(E)	enter into any sublease with any Permitted Sublessee which
is not then subject to bankruptcy, reorganization or insolvency proceedings; provided, however, that any sublease entered into pursuant to this clause (E) shall (i) not extend beyond the expiration date of the Base Term or any Renewal Term, if any, hereunder; (ii) if to a Permitted Sublessee which is a foreign air carrier, not commence on or before December 31, 2003; (iii) shall contain express provisions that it is subject and subordinate to the terms of this Lease and may be terminated by the Lessor upon an Event of Default hereunder; (iv) if to a sublessee which is a foreign government or political subdivision thereof, provide for sublessee to waive sovereign immunity, (v) provide for maintenance of the Aircraft in accordance with an FAA or manufacturer's approved maintenance program, (vi) if applicable, require all necessary filings and recordings in any foreign jurisdiction necessary to protect and preserve the title and interest of Lessor in and to the Aircraft and Lease; (vii) prohibit any further subleasing by the sublessee without the prior written consent of Lessor; (viii) If such Permitted Sublessee is a foreign air carrier, the United States maintains diplomatic relations with the country in which such proposed Permitted Sublessee is principally based at the time such sublease is entered into and (ix) in the event that such Permitted Sublessee is a foreign air carrier, Lessor shall have received an opinion of counsel to Lessee to the effect that (I) the terms of the proposed sublease will be legal, valid, binding and (subject to customary exceptions in foreign opinions generally) enforceable against the proposed Permitted Sublessee in the country in which the proposed Permitted Sublessee is principally based,
(II) there exist no possessory rights in favor of the Permitted Sublessee under such Sublease under the laws of such Permitted Sublessee's country of domicile that would, upon bankruptcy or insolvency of or other default by Lessee and assuming at such time such Permitted Sublessee is not insolvent or bankrupt, prevent the return or repossession of the Aircraft in accordance with the terms of this Lease, (III) the laws of such Permitted Sublessee's country of domicile require fair compensation by the government of such jurisdiction payable in currency freely convertible into Dollars for the loss of use of the Aircraft in the event of the requisition by such government of such use, and (IV) the laws of such Permitted Sublessee's country of domicile would give recognition to Lessor's title to the Aircraft, to the registry of the Aircraft in the name of the Lessor (or Lessee, as "lessee", or the proposed Sublessee, as "sublessee", as appropriate). Prior to the commencement of any such Sublease, Lessee shall deliver to Lessor a certified copy off the executed Sublease and a certificate of an independent insurance broker to the effect that the insurance required to be maintained by Section 12 will be in full force and effect on the commencement of such sublease.
Upon the request of Lessor for any sublease in excess of three (3) years, Lessee shall assign its rights in and to such sublease to Lessor as security pursuant to an assignment in form and substance satisfactory to Lessor and Lessee. No sublease permitted hereunder shall be deemed to relieve Lessee of any duties or obligations under this Lease except as otherwise specifically agreed to by Lessor.
6.2	Assignment by Lessee.  Unless the Lessee first obtains
Lessor's prior written consent, this Lease and all or any part of Lessee's rights hereunder or in any Item of Equipment shall not be assigned by Lessee to any person, firm or corporation, and any such purported assignment, sublease or conveyance shall be void ab initio except as permitted by Section
6.1 hereof.
6.3	Use.  Lessee shall not use or permit the use of the Aircraft for any purpose for which the Aircraft is not designed or otherwise reasonably suitable.
6.4	Lawful Insured Operations.  Lessee will not permit the
Aircraft or any Item to be maintained, used or operated in violation in any material respect of any applicable law, treaty, statute, rule, regulation or order of any government or governmental authority having jurisdiction (domestic or foreign), or contrary in any material respect to any manufacturer's operating manuals, instructions, and airworthiness directives, or in violation of any applicable airworthiness certificate, license or registration relating to the Aircraft or Engines issued by any such authority.
 In the event that any such laws, rules, regulations or orders require alteration of any Item of Equipment, Lessee shall conform thereto at its sole expense and shall maintain the Item of Equipment in proper condition for operation under such laws and rules. Lessee agrees not to operate any Aircraft or suffer such Aircraft to be operated, (A) unless such Aircraft is covered by insurance as required by the provisions of Article 12 hereof, (B) contrary to the terms of such insurance as required by the provisions of
Article 12 hereof, or (C) in any area of the world (i) where there are ongoing hostilities or (ii) where the United States has terminated diplomatic relations due to the outbreak of hostilities or (iii) where Lessor and Lessee agree threatened hostilities exist; provided, however, the failure of Lessee to comply with the provisions of this sentence shall not result in an Event of Default hereunder where such failure is attributable to extraordinary circumstances involving hijacking, medical emergency, equipment malfunction, weather conditions, navigational errors or similar acts.
6.5	Maintenance.  The Lessee, at its own cost and expense shall:
 (i) service, repair, maintain and overhaul, test or cause the same to be done to the Aircraft (A) so as to keep such Aircraft in as good an operating condition and appearance as when delivered to the Lessee hereunder, ordinary wear and tear excepted, (B) so as to keep such Aircraft in compliance with all maintenance manuals initially furnished with the Aircraft, as amended by applicable subsequent amendments or supplements to such manuals issued by the manufacturer from time to time, and the Lessee's FAA approved maintenance program all so-called "mandatory" service bulletins and comparable notices issued or supplied by or available through the manufacturer of such Aircraft,
(C) so as to keep such Aircraft in such operating condition as may be necessary to enable the airworthiness certification of such Aircraft to be maintained in good standing at all times under the applicable rules and regulations of the Aeronautics Authority, and (D) in the same general manner and with the same degree of care exhibited by the Lessee with respect to the same type of Aircraft maintained by Lessee; (ii) maintain all records, logs and other materials required by the Aeronautics Authority to be maintained in respect of such Aircraft, and (iii) promptly furnish to the Lessor upon the Lessor's request such information as may be required to enable the Lessor to file any reports required to be filed with any governmental authority because of the Lessor's interest in the Aircraft.
6.6	Registration and Insignia.  (a)  The Lessee shall cause the
Aircraft to be registered in the name of Lessor on the Delivery Date and shall not take any act or fail to perform any act which would cause such registration not to remain in effect at all times during the Term of this Lease; provided, however, that on or after the seventh anniversary of the Delivery Date, the Aircraft may be registered in a country of registry listed on Exhibit D hereto (or such other country as the Lessor approves) so long as the following conditions are met: (i) the United States maintains normal diplomatic relations with the country of registry of the Aircraft; and (ii) the Lessor shall have received favorable opinions (subject to customary exceptions) from counsel of recognized reputation qualified in the laws of the relevant jurisdiction to the effect that: (A) the Lessor's ownership interest in the Aircraft shall be recognized under the laws of such jurisdiction,
(B) the obligations of Lessee, and the rights and remedies of the Lessor, under the Lease shall remain valid, binding and (subject to customary bankruptcy and equitable remedies exceptions and to other exceptions customary in foreign opinions generally) enforceable under the laws of such jurisdiction (or the laws of the jurisdiction to which the laws of such jurisdiction would refer as the applicable governing law), (C) after giving effect to such change in registration, Lessor's right, title and interest in and to the Aircraft and the Lease shall continue and all filing, recording or other action necessary to protect the same shall have been accomplished, (D) it is not necessary, solely as a consequence of such change in registration and without giving effect to any other activity of the Lessor (or any Affiliate thereof), for the Lessor to qualify to do business in such jurisdiction, (E) there is no tort liability on passive lessor's of an aircraft not in possession thereof under the laws of such jurisdiction (it being agreed that, in the event such latter opinion cannot be given in a form satisfactory to the Lessor, such opinion shall be waived if insurance reasonably satisfactory to the Lessor is provided to cover such risk), and (F) (unless Lessee shall have agreed to provide insurance covering the risk of requisition of use of such Aircraft by the government of such jurisdiction so long as such Aircraft is registered under the laws of such jurisdiction) the laws of such jurisdiction require fair compensation by the government of such jurisdiction payable in currency freely convertible into Dollars for the loss of use of such Aircraft in the event of the requisition by such government of such use. In addition, as a condition precedent to any such change in registration, Lessee shall furnish to the Lessor an Officer's Certificate to the effect that the insurance required by
Section 12 of the Lease shall be in full force and effect at the time of such change in registration after giving effect to such change in registration and that the new country of registry imposes aircraft maintenance standards are materially differently from those of the United States, France, Germany, Japan, the Netherlands or the United Kingdom. Lessee shall pay all costs, expense, fees recording and registration taxes, including the reasonable fees and expenses of counsel to Lessor, and other charges in connection with any such change in registration.
(b)	On the Commencement Date (or as soon as practical
thereafter), the Lessee, at its own expense, shall permanently affix in the cockpit of each Aircraft in a location reasonably adjacent to and not less prominent than the airworthiness certificate for the Aircraft, and on each Engine in a prominent location, a plate bearing the following legend:
"Title to this Aircraft [Engine] is owned by FINOVA Capital Corporation,
Lessor"

Without the written consent of Lessor, the Lessee will not allow the name of any other person, association or corporation to be placed on the Airframe or any Engine as a designation that might be interpreted as a claim of ownership or of any interest therein; provided, however, that the Lessee may cause the Airframe to be lettered or otherwise marked in a customary manner for convenience of identification of the interest of the Lessee therein, including but not limited to the customary logo of the Lessee.
6.7	Records.  Throughout the Term, Lessee shall keep accurate,
complete and current records (complying with the requirements of the Aeronautics Authority and with good commercial airline practice) of all maintenance carried out with respect to an Aircraft and shall permit Lessor or any authorized representative of Lessor to examine such records at Lessor's expense at any reasonable time.
ARTICLE 7

INSPECTION; FINANCIAL INFORMATION
7.1	Inspection.  Lessee shall provide the following information
at Lessor's written request which may be made once each calendar quarter (as set forth on the form attached hereto as Exhibit F) and at any time following the occurrence of an Event of Default and so long as the same is continuing:
(i)	if any Engine or Propeller is not attached to the Aircraft,
to provide Lessor with, to the best of its knowledge, the current location of such Engine or Propeller (in the event that an Engine or
Propeller is attached to another aircraft, Lessee shall provide Lessor with information identifying such aircraft, and if such aircraft is subject to a lease, Lessee shall inform Lessor of the name and address of the lessor thereunder and the term of such lease and such other information as is reasonably requested by Lessor regarding the location of such Engine or Propeller)
(ii)	the total number of hours and cycles with respect to the
Engines, Propellers and Airframe,
(iii)	the number of Flight Hours remaining on the Airframe until
the next scheduled Heavy Check;
(iv)	the number of cycles remaining with respect to each Engine
and Propeller prior to the next scheduled removal for maintenance of such Engine or Propeller;
(v)	the terms on which any Heavy Check or "C" Check is scheduled with respect to the Airframe and on which any shop visit is scheduled with respect to any Engine and Propeller; and
(vi)	whether the FAA has during the period following the last
report hereunder conducted an inspection of Lessee's facilities and records under the National Aviation Safety Inspection Program ("NASIP")
or any successor program administered by the FAA or any other agency having jurisdiction over Lessee's aircraft operations and, if such NASIP inspection occurred during such period, a report on the results thereof.
The Lessor may reasonably request, and the Lessee shall permit any person designated by the Lessor in writing, at the Lessor's expense, to visit and inspect any Aircraft, its condition, use and operation and the records maintained in connection therewith and to make copies of such records at the Lessor's expense, any such inspection to occur only during regularly scheduled maintenance shop visits (unless an Event of Default exists) not more than once each year during the Term (unless an Event of Default exists), and so long as such inspection does not interfere with Lessee's operation and maintenance of the Aircraft. Any such inspection shall be limited to a visual walk around inspection including boarding the Aircraft but shall not include opening any panels, bays or similar inspections. The Lessor shall have no duty to make any such inspection and shall not incur any liability or obligation by reason of not making any such inspection.
7.2	Financial Information.  The Lessee also agrees to furnish
the Lessor during the Term:
(A)	within sixty (60) days after the end of the first three
calendar quarters of each of its fiscal years, and within 120 days after the close of each of its fiscal years, consolidated financial statements of Lessee's parent and its subsidiaries (unless the Lessee is not the sole subsidiary of its parent, in which case financial statements of Lessee shall be provided), consisting of a balance sheet, an income statement and such other statements as may be reasonably required by Lessor prepared as of the close of the period ended, in each case certified by its chief financial officer or controller as having been prepared in accordance with generally accepted accounting principles, consistently applied, and as complete and correct, and in the case of annual financial statements, its independent auditors who must be of recognized national standing;
(B)	together with each set of annual financial statements and
reports referred to in clause (A) above, a certificate of the Lessee, signed by an authorized officer of the Lessee, to the effect that the signer has made, or caused to be made under his supervision, a review of the financial condition of the Lessee during the accounting period covering such financial statement, and that such review has not disclosed the existence nor, after due inquiry, does the signer have any knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default or an Event of Default, or, if such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto; and
(C)	from time to time, such other information as the Lessor may
reasonably request.
ARTICLE 8

LESSEE'S COVENANTS
The Lessee covenants and agrees that, during the Term hereof:
8.1	Maintenance of Corporate Existence.  The Lessee will
preserve and maintain (a) its corporate existence except as otherwise permitted by Section 8.4, and (b) all of its material rights, privileges and franchises in every jurisdiction in which the character of the property owned or the nature of the business transacted by it from time to time makes licensing or qualification necessary where failure to qualify could materially adversely affect Lessee's ability to perform hereunder or operate the Aircraft.
8.2	Notice of Litigation, Etc.  If not otherwise communicated
pursuant to Section 7.2, the Lessee will promptly give to the Lessor a notice in writing of any proceeding before any governmental agency which would, if determined adversely to Lessee, materially adversely affect the Lessee's ability to perform under this Lease or any related documents.
8.3	Payment of Taxes.  The Lessee will pay or cause to be paid
all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date on which penalties attach thereto and all lawful claims, which, if not paid, might become a Lien or charge upon the property of the Lessee; provided, however, that the Lessee shall not be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by appropriate proceedings, but only so long as such proceedings do not involve any material risk of the sale, forfeiture or loss of an Aircraft or any Item or interest therein; provided further, that the Lessee will pay or cause to be paid all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien which attaches as security therefor.
8.4	Consolidation, Merger or Sale.  Lessee will not merge or
consolidate with or into any other corporation or entity or sell, lease, or otherwise dispose of all or substantially all of its properties unless (i) the successor or survivor assumes in writing pursuant to an agreement in form and substance satisfactory to Lessor the obligations of Lessee hereunder; (ii) the tangible net worth of the successor or survivor is, under generally accepted accounting principles, equal to or greater than 75% of the tangible net worth of the Lessee as of _________, 1996, and (iii) no Event of Default shall have occurred and be continuing; (iv) such successor or survivor is a corporation incorporated under the laws of a state of the United States and shall be a Certified Air Carrier; (v) such successor or survivor makes such recordings and filings, and takes such other action with respect to this Lease, as shall be necessary or advisable in the reasonable opinion of Lessor to protect the interest of Lessor in the Aircraft and the Lease, and (vi) such successor or survivor cause to be delivered to the Lessor such legal opinions (which may be from in-house counsel) as it may reasonably request in connection with the matters specified in the preceding clauses (i), (iv) and (v). Upon any consolidation or merger in accordance with this Section, the successor corporation, if any, shall succeed to, and be substituted for, and may exercise every right and power of, Lessee under this Lease with the same effect as if such successor corporation had been named as Lessee herein. Upon satisfaction of the foregoing conditions in connection with any such merger or such sale, lease or other disposition of all or substantially all of the properties of Lessee, the Lessee shall be released from its liability in respect of this Lease.
ARTICLE 9

REPLACEMENT OF PARTS;
ALTERATIONS, MODIFICATIONS AND ADDITIONS
9.1	Replacement of Parts.  The Lessee, at its own cost and
expense, will promptly replace all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, in the ordinary course of maintenance, service, repair, overhaul or testing, the Lessee may remove any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Lessee shall replace such Parts as promptly as practicable except Parts deemed obsolete by Lessee which shall not exceed, during the Term, One Hundred Thousand Dollars ($100,000) in aggregate original cost ("Obsolete Parts"). All replacement Parts shall be free and clear of all Liens and shall be in as good an operating condition as, and shall have a value and utility at least equal to, the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof.
9.2	Title to Replaced Parts.  All Obsolete Parts owned and
leased by the Lessor hereunder at any time removed from any Item of Equipment, except Obsolete Parts shall remain the property of the Lessor and subject to this Lease, no matter where located, until such time as such Parts shall be replaced by Parts which have been incorporated or installed in or attached to such Item and which meet the requirements for replacement Parts specified above. Immediately upon any replacement Part becoming incorporated or installed in or attached to an Item as above provided, without further act,
(A) title to the replaced Part shall thereupon vest in the Lessee, free and clear of all rights of the Lessor and shall no longer be deemed a Part hereunder; (B) title to such replacement Part shall thereupon vest in the Lessor; and (C) such replacement Part shall become subject to this Lease and be deemed part of such Item for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Item.
9.3	Alterations, Modifications and Additions.  The Lessee, at
its own expense, shall make alterations and modifications in and additions to an Item of Equipment as may be required from time to time under any law, rule, directive, bulletin, regulation or order of the Aeronautics Authority, or other governmental authority having jurisdiction or issued by the manufacturer of such Item of Equipment. In addition, the Lessee, at its own expense, may from time to time make such alterations and modifications in and additions to each Item as the Lessee may deem desirable in the proper conduct of its business, provided that no such alteration, modification or addition diminishes the value, utility or remaining useful life, airworthiness and condition of such Item below the value, utility or remaining useful life, airworthiness and condition thereof immediately prior to such alteration, modification or addition, assuming that such Item is in the condition required hereunder.
9.4	Title to Parts.  Subject to the provisions hereof, title to
all Parts incorporated or installed in or attached or added to any Item as the result of any alteration, modification or addition made as contemplated in
Section 9.3 hereof shall, without further act, vest in Lessor.
Notwithstanding the foregoing, Lessee may remove such Part; provided, that (A) such Part is in addition to, and not in replacement of or in substitution for, any Part originally incorporated or installed in or attached to such Item at the time of delivery thereof hereunder or any Part in replacement of, or substitution for, any such original Part; (B) such Part is not required to be incorporated or installed in or attached or added to such Item pursuant to the terms of section 6.5 hereof or the first sentence of Section 9.3; and (C) such Part can be removed from such Item without diminishing or impairing the value, utility or airworthiness which such Item would have had at such time had such alteration, modification or addition not occurred. Upon removal by Lessee, Title to such Part shall vest in Lessee. Any Part not removed by the Lessee as above provided prior to the return of the Item to the Lessor hereunder shall remain the property of the Lessor, without further act.
9.5	No Liability for Alteration, Modification or Addition;
Grounding. In no event shall the Lessor bear any liability or cost whatsoever for (A) any alteration, modification, addition, or (B) any grounding of an Aircraft, or (C) suspension of certification of an Aircraft, or (D) for loss of revenue suffered by the Lessee for any reason whatsoever.
ARTICLE 10

GENERAL TAX INDEMNITY
10.1	(A) Indemnity.  Lessee agrees to pay and, on written demand, to indemnify, protect, save and hold Lessor and its successors and permitted assigns harmless from all license and registration fees, sales and use taxes, personal property taxes and any and all other taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever together with any penalties, additions to tax, fines or interest thereon (collectively, "Taxes") upon or in connection with or relating to (A) the construction, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, ownership, registration, reregistration, insuring, assembly, possession, repossession, operation, location, use, control, conditions, maintenance, repair, sale, return, abandonment, installation, storage, redelivery, replacement, manufacture, leasing, subleasing, modification, rebuilding, importation, transfer of title, transfer of registration, exportation or other application or disposition of the Aircraft, the Airframe, any Engine, any Propeller or any Part thereof or interest therein, (B) the rentals, receipts or earnings from the Aircraft, the Airframe, any Engine, any Propeller or any Part, (C) any amount paid or payable pursuant to this Lease or any document related thereto, (D) the Aircraft, the Airframe, any Engine, any Propeller or any Part, (E) this Lease, and any other documents contemplated hereby or thereby and amendments and supplements hereto and thereto or the execution, delivery or performance of any thereof or the issuance, acquisition, modification, holding or subsequent transfer thereof, or (F) otherwise with respect to or in connection with the transactions contemplated by this Lease; by (i) any Federal, state or local government or taxing authority in the United States or (ii) by any taxing authority or governmental subdivision of a foreign country or international organization ("Foreign Tax Jurisdiction") to the extent such Taxes are imposed as a result of the activities in the Foreign Tax Jurisdiction of the Lessee or any person who acquires from the Lessee, directly or indirectly, possession or control or right to use the Aircraft or any part thereof (an "Aircraft User"). Lessor agrees to consult with Lessee prior to the payment by Lessor of any Taxes (other than Taxes excluded from this indemnity under Section 10.1(b)) imposed by any United States or Foreign Tax Jurisdiction, subject to Lessee's right to contest, as set forth in Section 10.3 hereof. In addition, and without limiting the foregoing, Lessee shall hold harmless and indemnify Lessor against any trade sanctions, tariffs or other taxes which may be imposed on the importation of any Aircraft into the United States.
(B)	Limitation on Indemnity.  Notwithstanding the provisions of
paragraph (a) of this Section 10. 1, Lessee shall have no obligation thereunder as to (x) Taxes based on or measured by the net income of Lessor imposed by the United States of America or by any of its state or local taxing authorities or by any Foreign Tax Jurisdiction; provided, however, Lessee shall be liable for Taxes based on or measured by Lessor's net income if, but only if, (a) such taxes are in lieu of Taxes on an Aircraft which the Lessee would otherwise be required to pay hereunder, or (b) are taxes on net income which are imposed as a result of the use or operation of the Aircraft by the Lessee or an Aircraft User within the jurisdiction of such taxing authority but only to the extent the amount of such net income taxes exceed the amount of net income taxes that would have been imposed by such taxing authority had the Aircraft not been operated or used within the jurisdiction of such taxing authority after giving credit for any savings in respect to any Taxes by reasons of deductions, credits or allowances with respect to the payment or accrual of the amount indemnified against hereunder; (y) Taxes imposed with respect to any period after the later of the applicable dates of (1) return of possession of the Aircraft to Lessor or the placement of the Aircraft in storage at the request of Lessor, (2) the termination of the Lease Term, or
(3) the discharge in full of the Lessee's obligation to pay the Termination Value or the Stipulated Loss Value and all other amounts due, if any, under
Section 11 or 20.2, as the case may be, provided that the exclusion set forth in this clause (y) shall not apply to Taxes to the extent such Taxes relate to events occurring or matters arising prior to or simultaneously with the applicable date, or (z) Taxes which become payable as a result of a sale, assignment, transfer or other disposition (whether voluntary or involuntary) by Lessor of all or any portion of its interest in the Aircraft or any part thereof or the Lease or rights created thereunder other than as a result of the substitution, modification or improvement of the Aircraft or any part thereof or a disposition which occurs as the result of the exercise of remedies for a Lease Event Default, any disposition which occurs during the continuance of a Lease Event of Default or a purchase of the Aircraft pursuant to the Lease; provided, that, notwithstanding the foregoing but subject to
Section 21 hereof, Lessee shall not be obligated to indemnify Lessor with respect to net income taxes imposed within the United States as the result of a sale, assignment, transfer or other disposition by Lessor or any Taxes imposed as a result of the status of Lessor as other than a resident of the United States for tax purposes. If an indemnification payment is made under
Article 21 hereof, the same event giving rise to such payment shall not also result in an indemnification payment under this Article 10 for the taxes indemnified in Article 21. Notwithstanding the above, Lessee shall have no obligation to indemnify Lessor for any Taxes imposed as a result of events occurring after the expiration or other termination of this Lease or return of physical possession to Lessor.
10.2	After-Tax Nature of Indemnity.  The Lessee further agrees
that, with respect to any payment or indemnity hereunder, such payment or indemnity shall include any amount necessary to hold Lessor harmless on an after-tax basis (at a rate for Lessor's applicable tax bracket (as reasonably determined by the Lessor)) from all taxes required to be paid by Lessor with respect to such payment or indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any Foreign Tax Jurisdiction; provided that, if Lessor realizes a tax benefit by reason of such payment or indemnity (whether such tax benefit shall be by means of a depreciation deduction or otherwise), Lessor shall pay the Lessee an amount equal to the net value to Lessor of such tax benefit when, as, if and to the extent realized (such payments not to exceed in the aggregate the amount of the related indemnity paid by Lessee), but not before the Lessee shall have made all payments or indemnities to Lessor required pursuant to this Article 10; provided further, however, that if Lessor loses such tax benefit subsequent to any payment to the Lessee with respect thereto, the Lessee shall indemnify Lessor with respect to such loss pursuant to the provisions of this Article 10. Lessor shall in good faith use reasonable diligence in filing its tax returns and in dealing with taxing authorities to seek and claim any such tax benefit.
10.3	Contest.  If written claim is made against Lessor for any
Taxes referred to in this Article 10, Lessor shall promptly notify the Lessee (it being understood and agreed that failure to provide such notice shall not adversely affect or otherwise prejudice any Lessor's right to indemnity under this Article 10 except to the extent such failure has a materially adverse effect on the ability to contest such claim). If reasonably requested by the Lessee in writing within 30 days after such notification, Lessor shall upon receipt of indemnity satisfactory to it and at the expense of the Lessee (including, without limitation, all costs, expenses, losses, legal and accountants' fees and disbursements, penalties and interest) in good faith contest the validity, applicability or amount of such Taxes by either (i) resisting payment thereof if practicable, or (ii) if payment is made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings and will take such action in contesting any claim as Lessee shall request from time to time; provided, however, that the Lessor shall not be required to take any action to contest a claim unless Lessee provides with such written request an opinion of independent counsel, satisfactory both as to counsel and substance, to the effect that there is a reasonable basis for such contest. If Lessor determines to pay such Taxes and seek a refund, Lessee will either pay such Taxes on Lessor's behalf or will promptly indemnify Lessor for such Taxes pursuant to Sections 10.1 and 10.2. If Lessor shall obtain a refund of all or any part of such Taxes paid by the Lessee, Lessor shall pay the Lessee the amount of such refund; provided that such amount shall not be payable before such time as the Lessee shall have made all payments of indemnities to Lessor then due under this Article 10. If in addition to such refund Lessor shall receive an amount representing interest on the amount of such refund, the Lessee shall be paid that proportion of such interest which is fairly attributable to the Taxes paid by the Lessee prior to the receipt of such refund. In case any report or return is required to be made with respect to any obligation of the Lessee under this
Article 10 or arising out of this Article 10, the Lessee will promptly notify Lessor of such requirement and will inform Lessor whether Lessee (i) will file such report or return in such manner as will show the ownership in Lessor of each Item of Equipment and send a copy of such report or return to the Lessor or (ii) will make such report or return for filing by Lessor in such manner as shall be satisfactory to the Lessor. In the event of a contest of any Taxes hereunder, the Lessor shall apprise the Lessee of all material developments with respect to such contest, shall forward copies of all material submissions made in such contest, shall take such action concerning the conduct of any such contest as Lessee shall request from time to time and shall not settle or concede any such contest without the prior written consent of the Lessee.
10.4	Survival.  The indemnification provided herein shall survive the assignment, expiration or other termination of this Lease for indemnities resulting or arising in any manner from or in connection with acts or omissions occurring prior to or concurrent with such expiration or other termination.
ARTICLE 11

DAMAGE, DESTRUCTION, REQUISITION OR CONDEMNATION
11.1	Event of Loss with Respect to an Airframe or an Airframe and the Engines and Propellers Installed Thereon. Upon the occurrence of an Event of Loss with respect to an Airframe or to an Airframe and the Engines and Propellers then installed on such Airframe, the Lessee shall forthwith (and in any event within 7 days after such occurrence) give the Lessor written notice of such Event of Loss. The Lessee shall either (x) within one hundred twenty days after the Event of Loss, convey or cause to be conveyed to Lessor as a replacement for the Airframe or the Airframe and Engines and Propellers with respect to which such Event of Loss occurred, title to another airframe or airframe, engines and propellers of the same make and model as the Airframe or Airframe, Engines and Propellers or an equivalent or an improved model free and clear of all Liens (other than Liens excepted from Article 14 hereof in clause (ii), clause (iii) (solely as to taxes not yet due) and clause (iv) (but only to the extent such payment therein described is not yet delinquent)), and having a value and utility and remaining useful life at least equal to that of the Airframe or Airframe, Engines and Propellers with respect to which such Event of Loss occurred (assuming such Airframe, or Airframe, Engine and Propellers were, immediately prior to such Event of Loss, in the condition and repair required hereunder), or (y) pay or cause to be paid to the Lessor in immediately available funds on the earlier to occur of
(i) fifteen days after the date Lessee receives insurance proceeds from such Event of Loss or (ii) one hundred twenty days after the Event of Loss (A) an amount equal to the Stipulated Loss Value in respect of such Aircraft determined as of the next immediately succeeding monthly anniversary date of the Delivery Date following such payment date, and (B) all Rent due prior, and all arrears rent due on or prior to such payment date; provided, however, that payment of the Stipulated Loss Value shall be made within thirty days if the Event of Loss occurs after the expiration of the Term of this Lease and before termination of the storage period provided for in Section 16(j) hereof. At such time as the Lessor has received the sum of (A) and (B) above, the obligation of the Lessee to pay all Rent hereunder with respect to such Aircraft shall terminate, and the Lessor shall transfer to the Lessee all the Lessor's right, title, and interest, as-is, where-is, without recourse or warranty, express or implied, except as to the absence of Liens described in
Article 14(ii), in and to (1) such Airframe, Engines and Propellers, (2) all claims for damage to such Items, if any, against third persons arising from the Event of Loss (unless any insurance carrier requires that such claims be assigned to it), and (3) all rights to any insurance claims under all insurance maintained by the Lessee hereunder except liability insurance, without representation, recourse or warranty of any kind whatsoever except as herein provided.
At the time Lessee exercises its right to replace the Airframe as contemplated by this Section 11.1, in addition to the requirements set forth above Lessee will, at its expense:
(A)	furnish Lessor with a full warranty (as to title) Bill of
Sale (in form and substance reasonably satisfactory to Lessor) and FAA Bill of Sale duly conveying to Lessor the replacement airframe and any replacement engine(s), and replacement propellers, together with such other evidence of title as Lessor reasonably requests;
(B)	delivery to Lessor of an executed Lease Supplement
subjecting such replacement airframe and any replacement engine(s) and replacement propellers to this Lease, duly executed by Lessee, and, upon execution by the parties thereto, cause that Lease Supplement together with an FAA Bill of Sale and an application for aircraft registration (on AC form 8050-1), each such document covering the replacement airframe and replacement engine(s) and replacement propellers, if any, to be duly filed for recordation wit the FAA;
(C)	furnish Lessor with such evidence of compliance with the
insurance provisions of Section 12 with respect to such replacement airframe, replacement engine and replacement propellers, as Lessor shall reasonably request;
(D)	cause a financing statement or statements with respect to
such substituted property to be filed in such place or places as are deemed necessary or desirable by Lessor to perfect its interest therein and herein;
(E)	furnish Lessor with an opinion of counsel reasonably
satisfactory to Lessor to the effect that title to such replacement aircraft has been duly conveyed to Lessor free and clear of all Liens (other than Liens excepted from Article 14 hereof, in clause (ii), clause (iii) (solely as to taxes not yet due) and clause (iv) (but only to the extent such payment therein described is not yet delinquent)) and, with respect to replacement of the Airframe only, that Lessor will be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to the replacement aircraft;
(F)	furnish to Lessor and take such other action as Lessor may
reasonably request in order that title to such replacement airframe and/or replacement engines and/or replacement propellers is duly and properly vested in Lessor, leased hereunder to the same extent as the Airframe and Engines, if any, and Propellers, if any, being replaced thereby; and
(G)	furnish to Lessor a certificate from a firm of independent
aircraft appraisers satisfactory to Lessor confirming that the fair market value of the replacement airframe is not less than the then fair market value of the Airframe (assuming such Airframe was in the condition and repair required to be maintained under this Lease).
Promptly after the registration of any such replacement aircraft and the recordation of a Lease Supplement covering any such replacement airframe and any replacement engine(s) and replacement propeller(s) pursuant to the Federal Aviation Act, Lessee, at its expenses, will cause to be delivered to Lessor, an opinion of counsel reasonably satisfactory to Lessor as to the due registration of the replacement aircraft and the due recordation of such Lease Supplement pursuant to the Federal Aviation Act, and to the further effect that the substituted property will be leased hereunder to the same extent as the property replaced thereby.
For all purposes hereof, the property so substituted shall after such transfer be deemed part of the property leased hereunder and shall be deemed an "Aircraft", or "Airframe", and "Engine", and "Propeller", as the case may be, as defined herein. No Event of Loss with respect to the Airframe or the Airframe and the Engines and the Propellers or engines and propellers then installed thereon for which substitution has been elected pursuant to
Section 11.1 hereof shall result in any reduction in Basic Rent.
11.2	Event of Loss with Respect to an Engine or Propeller.  Upon
the occurrence of an Event of Loss with respect to an Engine or Propeller not then installed on an Airframe or Engine, or an Event of Loss with respect to an Engine or Propeller installed on an Airframe not involving an Event of Loss with respect to the Airframe, the Lessee shall give the Lessor prompt written notice thereof and the Lessee shall replace such Engine or Propeller as soon as practicable after the occurrence of such Event of Loss by duly conveying to the Lessor as a replacement for said Engine or Propeller, title to another engine or propeller of the same make and of the same or an improved model and suitable for installation and use on the Airframe or Engine, which engine or propeller shall be free and clear of all Liens, and shall have a value and utility at least equal to, and be in as good an operating condition as, the Engine or Propeller with respect to which such Event of Loss occurred (without regard to hours or cycles remaining until maintenance checks), assuming such replaced Engine or Propeller was of the value and utility and remaining useful life and in the condition and repair as required by the terms hereof immediately prior to the occurrence of such Event of Loss. Such replacement engine or propeller, after approval and acceptance by the Lessor, shall be deemed an Engine or Propeller as defined herein, for all purposes hereunder. The Lessee agrees to take such action as the Lessor may reasonably request to ensure that any such replacement Engine or Propeller shall be duly and properly titled in the name of Lessor and leased hereunder to the same extent as any Engine or Propeller replaced thereby. Prior to or at the time of any such conveyance, the Lessee, at its own expense, will promptly (i) furnish the Lessor with a warranty bill of sale, in form and substance satisfactory to the Lessor, with respect to such replacement Engine or Propeller, (ii) cause a supplement hereto, in form and substance satisfactory to the Lessor, subjecting such replacement Engine or Propeller to this Lease, to be duly executed by the Lessee, and recorded pursuant to the Federal Aviation Act, and
(iii) furnish the Lessor with such evidence of compliance with the insurance provisions of Article 12 hereof with respect to such replacement Engine or Propeller as the Lessor may reasonably request. Upon full compliance with this Section 11.2, the Lessor shall transfer to the Lessee all the Lessor's right, title and interest, as-is, where-is, without recourse or warranty, express or implied, except for a warranty as to the absence of Liens described in Article 14 (ii) on such Engine or Propeller, in and to (1) the Engine or Propeller with respect to which such Event of Loss occurred, (2) all claims for damage to such Engine or Propeller, if any, against third persons arising from the Event of Loss (unless any insurance carrier requires that such claims be assigned to it), and (3) all rights to any insurance claims under all insurance maintained by the Lessee hereunder except liability insurance. No Event of Loss with respect to such Engine or Propeller under the circumstances contemplated by the terms of this Section 11.2 shall result in any reduction in Rent or in the Lessee's obligation to pay Basic Rent hereunder.
11.3	Application of Payments from Governmental Authorities for
Requisition of Title. Any payments (other than insurance proceeds the application of which is provided for in Article 12 hereof) received at any time by the Lessor or the Lessee from any governmental authority or other entity with respect to an Event of Loss resulting from the condemnation, confiscation, or seizure or requisition of title to or use of an Aircraft, Airframe, Engines or Propellers, will be applied as follows:
(A)	If such payments are received with respect to an Event of Loss relating to an Airframe and installed Engines or Propellers, (i) unless the same are replaced pursuant to Section 11.1(x), only so much of such payments as shall not exceed the amounts due under Section 11.1(A) and (B) shall be applied in reduction of the Lessee's obligation to pay such amounts, if not already paid by the Lessee, or if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amounts, and the balance, if any, of such payments remaining thereafter will be paid over to or retained by the Lessee or (ii) if such property is replaced pursuant to Section 11.1(x), such payments shall be paid over to, or retained by, Lessee, at such time as Lessee shall have replaced such property in accordance with the provisions of
Section 11.1(x); and
(B)	If such payments are received with respect to an Engine or
Propeller under the circumstances described in Section 11.2, all such payments shall be paid over to the Lessee, at such time as the Lessee shall have replaced such Engine or Propeller in accordance with the provisions of said
Section 11.2.
Any amount referred to in clause (A) or (B) above which is payable to Lessee shall not be paid to the Lessee if at the time of such payment an Event of Default shall have occurred and be continuing, but shall be held by the Lessor as security for the obligations of Lessee under this Lease and such amount shall be paid to Lessee at such time as there no longer exists any Event of Default.
ARTICLE 12

INSURANCE
12.1	Public Liability and Property Damage Liability Insurance.
The Lessee will carry, at its own expense, comprehensive airline liability insurance, passenger legal liability insurance, property damage liability insurance, and public liability insurance during the Term hereof in an amount not less than $200,000,000 combined single limit, with respect to each Aircraft. Such liability insurance policy shall not contain a provision for deductible or self-insurance amounts. In any event all such policies shall be
(A) in amounts which are not less than the public liability and property damage insurance applicable to similar aircraft and engines which may at any time during the Term hereof comprise the Lessee's fleet on which the Lessee carries insurance; and (B) maintained in effect with insurers of recognized reputation and responsibility. Any policies of insurance carried in accordance with this Section 12.1 and any policies taken out in substitution or replacement of any of such policies: (1) shall name the Lessor as owner and as additional insured (but without imposing upon Lessor, any obligations imposed on the insured, including without limitation the liability to pay premiums); (2) shall provide that in respect of the interest of the Lessor, such policies of insurance shall not be invalidated by any action or inaction of the Lessee and shall insure Lessor, regardless of any breach or violation of any warranty, declarations or conditions contained in such policies by the Lessee; and (3) shall provide that if the insurers cancel such insurance for any reason whatever, or the same is allowed to lapse for nonpayment of premium, or if there is any material change in policy terms or conditions, such cancellation, lapse or change shall not be effective for thirty (30) days after receipt by the Lessor of written notice by such insurers to the Lessor of such cancellation, lapse or change (other than war risk insurance, in which case seven days' notice shall be given) . Each liability policy (i) shall be primary without right of contribution from any insurance which is carried by the Lessor (ii) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured, (iii) shall waive any rights of set-off, counterclaim or other deduction against each insured, and (iv) shall waive any rights of subrogation the insurers have or may acquire against Lessor. The Lessee shall arrange for evidence of appropriate coverage as to each Aircraft and as to the satisfaction of the requirements set forth above in this Section 12.1 to be furnished to the reasonable satisfaction of Lessor on or before the Delivery Date for the Aircraft.
12.2	Insurance Against Loss or Damage to the Aircraft.  The
Lessee shall maintain in effect, at its own expense, with insurers of recognized reputation and responsibility and reasonably satisfactory to the
Lessor: (A) all-risk ground, taxiing and flight aircraft hull insurance covering the Aircraft; (B) all risk spare parts and engines coverage (including transit) with respect to any Engines, Propellers or Parts while removed from an Aircraft while such items are not installed on the Aircraft and are not insured by the Aircraft hull and risk insurance; (C) limited war risk perils covering hijacking (air piracy), and (D) at the reasonable request of Lessor, war risk and governmental confiscation and expropriation and related insurance, but only to the extent (i) such insurance is maintained by Lessee with respect to other aircraft operated by Lessee on the same routes as the Aircraft, or (ii) the custom in the United States airline industry is to carry such insurance with respect to aircraft operated on the same routes as the Aircraft.
All such insurance shall be in full force and effect throughout any geographical areas at any time traversed by the Aircraft, shall be payable in dollars in the United States and shall during the Term hereof be for an amount not less than the Stipulated Loss Value for such Aircraft. Any hull insurance carried in accordance with this Section 12.2 may contain a provision for a deductible or self-insurance which complies with industry standards.
Any policies carried in accordance with this Section 12.2 covering the Aircraft and any policies taken out in substitution or replacement for any such policies: (1) shall name the Lessor as owner and as loss payee (but without imposing on Lessor any obligations imposed upon the insured, including without limitation the liability to pay premiums); (2) shall provide that if such insurance is canceled or materially changed for any reason whatever, or the same is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective as to the Lessor for thirty (30) days after receipt by the Lessor of written notice by such insurers of such cancellation or lapse or material change in policy terms and conditions (other than war risk insurance, in which case seven days' notice shall be given); (3) shall provide that losses shall be adjusted with the Lessor and Lessee as their interests may appear and be payable to Lessor in the event of any damage or loss, for any one occurrence, in excess of $1,000,000 (without consideration of any deductible); (4) shall provide that in respect of the interest of the Lessor in such policies the insurance shall not be invalidated by any action or inaction of the Lessee or any other person and shall insure the Lessor regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by the Lessee or any other person; (5) shall waive any right of set-off, counterclaim or other deduction against each insured; (6) shall be primary without right of contribution from any insurance which is carried by the Lessor, and; (7) shall waive any and all rights of subrogation which the insurers have or may acquire against Lessor. The Lessee shall arrange for evidence of appropriate coverage for each Aircraft and to the satisfaction of the requirements set forth above to be given to the Lessor on or before the Delivery Date for each Aircraft by its insurance broker.
12.3	Application of Proceeds in an Event of Loss.  Except as
limited by clause (C) hereof, it is agreed that all insurance payments received as the result of the occurrence of an Event of Loss with respect to an Airframe and installed Engines or any Engine will be applied as follows:
(A)	So much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 11.1 shall be applied in reduction of the Lessee's obligation to pay such amount if not already paid by the Lessee or, if already paid by the Lessee, shall immediately be applied to reimburse the Lessee for its payment of such amount, and the balance, if any, of such payment remaining thereafter will be paid over to, or retained by, the Lessee; and
(B)	If such payments are received with respect to an Engine under the circumstances contemplated by Section 11.2, such payments shall immediately be paid over to, or retained by, the Lessee, provided that the Lessee shall have fully performed the terms of Section 11.2 with respect to the Event of Loss for which such payments are made.
(C)	Any amount referred to in clause (A) or (B) above which is payable to Lessee shall not be paid to the Lessee if at the time of such payment an Event of Default shall have occurred and be continuing, but shall be held by the Lessor as security for the obligations of Lessee under this Lease and such amount shall be paid to Lessee at such time as there no longer exists any Event of Default.
12.4	Application of Proceeds in the Absence of an Event of Loss.
 As between Lessor and Lessee, the insurance payments of any property damage loss to an Airframe or any Engine not constituting an Event of Loss with respect thereto will be applied in payment for repairs or for replacement property in accordance with the terms of Articles 6 and 9, if not already paid for by the Lessee (or to reimburse the Lessee for such repairs or replacements already paid for by the Lessee), and any balance remaining after compliance with such Articles with respect to such loss shall immediately be paid to the Lessee. Any amount referred to in the preceding sentence which is payable to Lessee shall not be paid to the Lessee if at the time of such payment an Event of Default shall have occurred and be continuing, but shall be held by the Lessor as security for the obligations of Lessee under this Lease and such amount shall be paid to Lessee at such time as an Event of Default no longer exists.
12.5	Reports, etc.  On the Delivery Date for each Aircraft and
upon each renewal of the insurance coverages (but not less frequently than annually), the Lessee shall furnish to the Lessor a certificate from the Lessee's insurance broker describing in reasonable detail the insurance then carried and maintained on the Aircraft including a listing of the special provisions required by Sections 12.1 and 12.2, and a statement certifying that such insurance complies with the terms hereof. The Lessee will advise the Lessor in writing promptly of any default in the payment of any premium and of any other act or omission on the part of the Lessee which might invalidate or render unenforceable, in whole or in part, any insurance on an Aircraft. In the event that the Lessee shall fail to maintain insurance as herein provided, the Lessor may at its sole option provide such insurance and, in such event, the Lessee shall thereupon reimburse the Lessor as Supplemental Rent for the cost thereof; provided, however, that no exercise by the Lessor of said option shall affect the provisions of this Lease, including the provisions that failure by the Lessee to maintain the prescribed insurance shall constitute an Event of Default.
12.6	Endorsements.  All policies of insurance required by this
Lease shall be in conformance with the provisions of this Article 12.
12.7	Lessor's Additional Insurance.  The Lessor may at its option and at its sole expense carry insurance covering its interest in the Aircraft, in addition to that required to be provided and maintained by the Lessee pursuant to this Article 12, provided that no such insurance shall have the effect of suspending, impairing, defeating, invalidating or rendering unenforceable or reducing, in whole or part, the coverage of or the proceeds payable under any insurance now or hereafter maintained by the Lessee.
ARTICLE 13

INDEMNITIES
13.1	General Indemnification.  The Lessee agrees to assume
liability for, and does hereby indemnify, protect, save and keep harmless the Lessor and its successors, assigns, agents and servants (the "Indemnitees") from and against any and all claims, damages, losses, liabilities (including, but not limited to, any claim or liability for strict liability in tort or otherwise imposed including, without limitation, liability arising under any applicable environment or noise or pollution control statute, rule or regulation), obligations, demands, suits, penalties, judgments or causes of action and all legal proceedings, whether civil or criminal, penalties, fines and other sanctions, and any costs and expenses in connection therewith including, without limitation, legal fees and expenses of whatever kind and nature (whether or not also indemnified against by any other person under any other document), which may result from or grow or arise in any manner out of this Lease, or the condition, ownership, manufacture, construction, design (including, without limitation, latent and other defects whether or not discoverable by Lessee or Lessor and any claim for patent, trademark or copyright infringement), acceptance, rejection, delivery, lease, maintenance, overhaul, testing, possession, return, disposition, use or operation (in each and every case) of the Aircraft or any Item of Equipment either in the air or on the ground (except claims (i) attributable to (A) any representation or warranty by such Indemnitee in this Lease being incorrect in any material respect, or (B) the failure by such Indemnitee to perform or observe any agreement, covenant or condition in this Lease, or (C) the willful misconduct or the gross negligence of such Indemnitee (other than gross negligence imputed to such Indemnitee solely by reason of its interest in the Aircraft), or (D) with respect to the Lessor, a disposition (voluntary or involuntary) by the Lessor of all or any part of its interest in the Airframe or any Engine or Propeller (other than as contemplated by the Lease), (ii) attributable to acts or events occurring after the expiration or other termination of the Term (unless Lessee has failed to return the Aircraft, and then until return of the Aircraft hereunder), (iii) for taxes (whether or not indemnified by the Lessee under Sections 10.1(a) or 21.2 hereof), or (iv) attributable to amendments to the documents not requested or consented to by Lessee, or arising from the material or any article used therein or from the design, testing or use thereof or from any maintenance, service, repair, overhaul or testing of any Aircraft or any Item regardless of when such defect shall be discovered, whether or not such Aircraft or any Item is at the time in the possession of the Lessee and whether it is in the United States of America or any other country. The indemnities contained in this Section shall continue in full force and effect notwithstanding the assignment, expiration or other termination of this Lease for indemnities resulting or arising in any manner from or in connection with acts, omissions or events occurring prior to or concurrent with such expiration or other termination, or during any holdover by the Lessee contrary to the terms of this Lease.
13.2	Lessee Waiver.  The Lessee hereby waives and releases any
claim now or hereafter existing against the Lessor and its successors or assigns, agents and servants on account of any and all claims, demands, suits, judgments or causes of action for or on account of or arising or in any way connected with injury to or death of personnel of the Lessee or loss or damage to property of the Lessee or the loss of use of any property which may result from or grow or arise in any manner out of the condition, use or operation of the Aircraft or any Item, either in the air or on the ground during the Term hereof, or which may be caused during the Term hereof by any defect (whether latent or patent) in the Aircraft or any Item from the material or any article used therein or from the design, testing or use thereof or from any maintenance, service, repair, overhaul or testing of the Aircraft or any Item regardless of when such defect shall be discovered, whether or not such Aircraft or any Item is at the time in the possession of the Lessee and whether it is in the United States of America or any other country (except claims resulting from the gross negligence or willful misconduct of Lessor or its successor or assigns).
13.3	Payments; Subrogation.  The Lessee further agrees that, with respect to any payment or indemnity hereunder, such payment or indemnity shall include any amount necessary to hold the recipient of the indemnity harmless on an after-tax basis from all taxes required to be paid (or which would have been required to be paid by Lessor with respect to such payment or indemnity had Lessor had sufficient gross income within the meaning of section 61 of the Code actually to pay tax at the highest marginal rate) by such recipient with respect to such payment or indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any taxing authority or governmental subdivision of a foreign country in which Lessee operates; provided that, if any recipient of a payment or indemnity realizes a tax benefit by, reason of such payment or indemnity (whether such tax benefit shall be by means of a depreciation deduction or otherwise), such recipient shall pay the Lessee an amount equal to the sum of such tax benefit plus any tax benefit realized as the result of any payment made pursuant to this proviso, when, as, if and to the extent realized; but not before the Lessee shall have made all payments or indemnities to such recipient with respect to such loss pursuant to the provisions of this Article
13. Each such recipient shall in good faith use reasonable efforts in filing its tax returns and in dealing with taxing authorities to seek and claim any such tax benefit.
Lessee shall be subrogated to Lessor's rights in any matter with respect to which Lessee has actually reimbursed Lessor for amounts expended by it or has actually paid such amounts directly pursuant to Section 13.1.
In case any action, suit or proceeding is brought against Lessor in connection with any claim indemnified against hereunder, Lessor will, promptly after receipt of notice of the commencement of such action, suit or proceeding, notify Lessee thereof, enclosing a copy of all papers served upon Lessor; provided that the failure to provide such notice shall not release Lessee from any of its obligations to indemnify hereunder except to the extent that Lessee is prejudiced as a result of the failure to given such notice in a timely fashion. Lessee may, and upon Lessor's request will, at Lessee's expense, resist and defend such action, suit or proceeding, or cause the same to be resisted or defended by counsel selected by Lessee and reasonably satisfactory to Lessor and in the event of any failure by Lessee to do so, Lessee shall pay all costs and expenses (including, without limitation, attorney's fees and expenses) incurred by Lessor in connection with such action, suit or proceeding. So long as Lessee has acknowledged in writing its responsibility for such claim hereunder (unless such claim is covered by the exceptions set forth in Section 13.1, except that such acknowledgment does not apply if the decision of a court or arbitrator provides that Lessee is not liable hereunder), Lessee shall have the right (A) in any judicial or administrative proceeding that involves solely a claim for one or more claim, to assume responsibility for and control thereof, (B) in any judicial or administrative proceeding involving a claim for one or more claim and other claims related or unrelated to the transactions contemplated by, to assume responsibility for and control of such claim to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at Lessee's sole expense, to participate therein. The Indemnitee may participate at its own expense and with its own counsel in any judicial preceding controlled by Lessee pursuant to the preceding provisions. Notwithstanding any of the foregoing, Lessee shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings if any Event of Default shall have occurred and be continuing or if such proceedings will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Aircraft unless Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnities in respect to such risk.
ARTICLE 14

LIENS
The Lessee shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any Aircraft or title thereto or any interest therein, or in this Lease, except (i) the respective rights of the Lessor and the Lessee as herein provided; (ii) Liens which result from the Lessor's own acts or from claims against the Lessor not to be paid or indemnified against by the Lessee hereunder; (iii) Liens for taxes either not yet due or being contested in accordance with Article 10 hereof; and (iv) inchoate materialmen's, mechanics', workmen's, repairmen's, employees' or other like liens arising in the ordinary course of business and for amounts the payment of which is either not yet delinquent or is being contested in good faith (and for the payment of which adequate reserves have been provided) by appropriate proceedings so long as such proceedings do not involve any danger of sale, forfeiture or loss of any Aircraft or any interest therein. The Lessee shall promptly, at its own expense, take such action as may be necessary to duly discharge any such Lien not excepted above if the same shall arise at any time with respect to an Aircraft leased hereunder.
ARTICLE 15

RECORDATION AND FURTHER ASSURANCES
15.1	Recordation.  The Lessee shall, at its expense, cause this
Lease, all Exhibits hereto, the Lease Supplements and any and all additional instruments which shall be executed pursuant to the terms hereof (other than as may be required as a result of a voluntary act by Lessor not required by an act or in connection with a default by Lessee) so far as permitted by applicable law or regulations, to be kept, filed and recorded and to be re-executed, refiled, and re-recorded at all times in the office of the Aeronautics Authority, pursuant to the Federal Aviation Act, and in such other places or with such other governmental authorities as the Lessor may reasonably request to perfect and preserve the Lessor's rights hereunder.
15.2	Foreign Filings.  Without limiting the foregoing, the Lessee shall do or cause to be done, at the Lessee's cost and expense, any and all acts and things which may be required under the terms of the Convention for the International Recognition of Rights in Aircraft, signed (ad referendum) at Geneva, Switzerland, on June 19, 1948, to perfect and preserve the Lessor's interest in and to the Aircraft within the jurisdiction of any signatory State which has ratified said Convention and in the territory of which the Lessee may operate the Aircraft as the Lessor may reasonably request. The Lessee shall also do or cause to be done, at its own expense, any and all acts and things which may be required under the terms of any other agreement, treaty, convention, pact or by any practice, custom, or understanding recognized as having wide application or control involving any jurisdiction in which the Lessee may operate, or any and all other acts and things which the Lessor may reasonably request and which are necessary, to perfect and preserve the rights of the Lessor hereunder, in and to any Aircraft within any such jurisdiction.
15.3	Further Assurances.  In addition, the Lessee will promptly
and duly execute and deliver to the Lessor such further documents and assurances and take such further action as the Lessor may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created or intended to be created in favor of the Lessor hereunder, including, without limitation, if requested by the Lessor, at the expense of the Lessee, the execution and delivery of supplements or amendments hereto, in recordable form, subjecting to this Lease any 'replacement or substituted engine and the recording or filing of counterparts hereof, or of financing statements with respect hereto, in accordance with the laws of such jurisdictions as the Lessor may reasonably deem advisable.
ARTICLE 16

RETURN OF AIRCRAFT AND RECORDS
At the expiration of the Term, or upon the termination of this Lease pursuant to Section 18, Lessee, at its own expense, shall, except as otherwise provided in Section 18 hereof, return the Aircraft in accordance with the terms and provisions set forth on Exhibit E attached hereto.
ARTICLE 17

EVENTS OF DEFAULT
The following events shall constitute Events of Default (whether such events shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)	Lessee fails to make any payment of Basic Rent within ten
(10) Business Days of when due or fails to make any payment of
Supplemental Rent to the Lessor when due, and such failure to pay Supplemental Rent continues for a period of fifteen (15) Business Days after Lessor gives written notice to Lessee that Supplemental Rent is due; or
(b)	Lessee fails to procure property or liability insurance,
such insurance shall lapse or Lessee shall operate the Aircraft without the insurance coverage required pursuant to Article 12 hereof, provided that any failure to cover a lapse of such insurance shall not constitute an Event of Default so long as the Aircraft is not flown during the period of such lapse and insurance coverage remains in effect while the Aircraft is grounded; or
(c)	Lessee fails to perform or observe in any material respect
any other of the covenants, conditions, or agreements to be performed or observed by it hereunder and such failure continues for a period of thirty (30) days after written notice thereof from the Lessor to the
Lessee; provided, however, that if such failure is curable in Lessee's reasonable judgment, Lessee shall have undertaken to cure any such failure and, notwithstanding the reasonable diligence of Lessee in attempting to cure such failure, such failure is not cured within said thirty (30) day period but is curable with future due diligence, there shall exist no Event of Default under this Article 17 for such further time not to exceed 180 days as may reasonably be required to effect such cure, so long as Lessee is proceeding with due diligence to cure such failure; or
(d)	Any representation or warranty made by the Lessee herein or
in any material document or certificate furnished the Lessor in connection herewith or pursuant hereto proves to be incorrect in any material respect and shall remain material and uncured at the time discovered, and shall not have been cured or the adverse effect eliminated within 30 days after receipt by Lessee of written notice, provided such representation or warranty may be cured or the adverse effect eliminated; or
(e)	Lessee consents to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or Lessee admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors, or Lessee files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Lessee in any such proceeding, or Lessee by voluntary petition, answer or consent seeks relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding-up of corporations, or providing for an agreement, composition, extension or adjustment with its creditors; or
(f)	An order, judgment or decree is entered in any proceedings
by any court of competent jurisdiction appointing, with or without the consent of the Lessee, a receiver, trustee or liquidator of the Lessee or of any substantial part of its property, or any substantial part of the property of the Lessee is sequestered, and any such order, judgment or decree of appointment or sequestration remains in force undismissed, unstayed or unvacated for a period of sixty (60) days after the date of entry thereof; or
(g)	A petition against the Lessee in a proceeding under the
bankruptcy laws or other insolvency laws (as now or hereafter in effect)
is filed, and any decree or order adjudging the Lessee a bankrupt or insolvent in such proceeding remains in force undismissed or unstayed for a period of sixty (60) days after such adjudication or, in case the approval of such petition by a court of competent jurisdiction is required, the petition as filed or amended shall be approved by such a court as properly filed and such approval shall not be withdrawn or the proceeding dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of the Lessee or of any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of sixty (60) days; or
(h)	an "Event of Default" shall have occurred under, and as
defined in, any other aircraft lease agreement between the Lessee and the Lessor (or an affiliate of the Lessor).
ARTICLE 18

REMEDIES
18.1	Remedies.  Upon the occurrence of any Event of Default and
at any time thereafter so long as the same shall be continuing, the Lessor may, at its option, declare this Lease to be in default and at any time thereafter, so long as the Lessee shall not have remedied all outstanding Events of Default, the Lessor may exercise one or more of the following remedies with respect to all or any part of any Aircraft, Airframe, Engine or Propeller as the Lessor, in its sole discretion, shall elect, to the extent available and permitted by applicable law then in effect:
(1)	Terminate this Lease and demand that the Lessee, and the
Lessee shall upon the written demand of the Lessor and at the Lessee's expense, forthwith return the Aircraft and all Items of Equipment to the Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article 16 hereof as if such Aircraft were being returned at the end of the Term; or the Lessor, at its option and to the extent permitted by applicable law, may enter upon the premises where any Airframe, any Engine or Propeller or any Item of Equipment is located and take immediate possession of and remove the same by summary proceedings or otherwise, all without liability accruing to the Lessor for or by reason of such entry or taking of possession whether for the restoration of damage to property caused by such taking or otherwise.
(2)	Sell or cause to be sold any Airframe, any Engine, Propeller or any Item of Equipment at public or private sale, as the Lessor may determine, or otherwise dispose of, hold, use, operate or lease to others the Aircraft or any Item of Equipment as the Lessor in its
discretion may determine, all free and clear of any rights of the
Lessee.
(3)	Whether or not the Lessor shall have exercised, or shall
thereafter at any time exercise, any of its rights under Section 18.1(1)
or 18.1(2) above with respect to the Aircraft or any Item, the Lessor, by written notice to the Lessee specifying a payment date not earlier than ten (10) days from such written notice, may demand that the Lessee pay to the Lessor and the Lessee shall pay to the Lessor, on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent for the Item due for periods commencing on or after the date specified for payment in such notice), any unpaid Basic Rent for the Aircraft due for periods prior to the payment date specified in such notice plus whichever of the following amounts the Lessor, in its sole discretion, shall specify in such notice: (A) an amount equal to the excess, if any, of the present worth of the aggregate unpaid Rent due under this Lease for such
Aircraft discounted at the rate of eight percent (8%) per annum to the date specified in said notice over the aggregate fair market rental value (computed as hereafter in this Article provided) of such Aircraft for the remainder of the Term for such Aircraft after discounting such fair market rental value to present worth as of the payment date specified in such notice at the rate of eight percent (8%) per annum; or
(B) an amount equal to the excess, if any, of the Stipulated Loss Value for such Aircraft computed as of the date specified for payment in such notice over the fair market sales value (computed as hereafter in this
Article provided) as of the date specified in the notice, or (C) an amount equal to the excess, if any, of the Stipulated Loss Value for the Aircraft computed as of the date specified for payment in such notice over the fair market rental value (computed as hereafter provided in this Article) of the Aircraft for the remainder of the Term after discounting such fair market rental value to present value as of the payment date specified in such notice at the rate of eight percent (8%)
per annum.  The amount specified in said notice shall bear interest at the Incentive Rate from the payment date specified in said notice until receipt of payment by the Lessor.
(4)	In the event the Lessor, pursuant to Section 18.1(2) above,
shall have sold or caused to have sold, any Aircraft, the Lessor in lieu of exercising its rights under Section 18.1(3) above with respect to such Aircraft, may, if it shall so elect, demand that the Lessee pay the Lessor and the Lessee shall pay to the Lessor, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent for such Aircraft due after such sale occurs), any unpaid Basic Rent for such aircraft due for periods up to the time of sale plus the amount by which the Stipulated Loss Value of such Item computed as of the date of such sale exceeds the net proceeds of such sale, together with interest at the Incentive Rate on the sum of such excess and such unpaid Rent from date of sale to the date such payment is received by the Lessor.
(5)	Proceed by appropriate court action or actions, either at
law or in equity, to enforce performance by the Lessee of the applicable covenants of this Lease and to recover damages for the breach thereof, or to rescind this Lease as to any Aircraft.
(6)	In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due hereunder before or during the exercise of any of the foregoing remedies and for all legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of the Lessor's remedies with respect thereto, including without limitation all costs and expenses incurred in connection with the return of any Aircraft in accordance with the terms of Article 16 hereof or in placing such Aircraft in the condition and with airworthiness certificates as required by said
Article.
(7)	For the purpose of Section 18.1(3) above, the "fair market
rental value" or the "fair market sales value" of any Aircraft shall be as specified in an appraisal by a nationally recognized independent aircraft appraiser, chosen by the Lessor, who shall determine such value(s) on the basis of the lesser of the actual location and condition of the Aircraft or the location and condition required upon the return thereof pursuant to this Lease.  At any sale of any Aircraft pursuant to this Article 18, Lessor, or any assignee, successor or affiliate of
Lessor, may bid for and purchase such property.
18.2	Cumulative; Waiver.  Except as otherwise expressly provided
above, no remedy referred to in this Article is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lessor at law or in equity; and the exercise or beginning of exercise by the Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lessor of any or all of such other remedies. No express or implied waiver by the Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or further Event of Default.
18.3	Bankruptcy.  Notwithstanding any provision herein or
elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Lease are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of 11 U.S.C. Section 1110, as amended from time to time, and any successor provision thereto.
ARTICLE 19

MISCELLANEOUS
19.1	Construction and Applicable Law.  Any provision of this
Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. No term or provision of this Lease may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought. This Lease shall constitute an agreement of lease, and nothing herein shall be construed as conveying to the Lessee any right, title or interest in any Item of Equipment except as a lessee only. The captions in this Lease are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. This Lease is being delivered in the State of Virginia and shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance. This Lease shall be effective for all purposes as of the date first above written.
19.2	Notices.  All notices provided for herein shall be in
writing and shall be deemed to have been given (unless otherwise required by the specific provisions hereof in respect of any matter) when delivered personally or after being deposited in the United States mail, certified (return receipt requested), postage prepaid, or sent by telecopier, or by prepaid courier service addressed as follows:
If to the Lessee	Atlantic Coast Airlines
One Export Drive
Sterling, Virginia  20164
Attn:	Chief Financial Officer
If to the Lessor:	FINOVA Capital Corporation
1850 North Central Avenue
Phoenix, Arizona  85002
Attn:	Ms. Pamela Hart
or to any party at such other address as the party may designate by notice duly given in accordance with this Section.
19.3	Lessor's Right to Perform for Lessee.  If the Lessee fails
to make any payment of Rent required to be made by it hereunder or fails to perform or comply with any of its agreements contained herein or in related documents, the Lessor may itself make such payment or perform or comply with such agreement, and the amount of such payment and the amount of the reasonable expenses of the Lessor incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Incentive Rate, shall be deemed Supplemental Rent, payable by the Lessee upon demand.
19.4	Counterparts.  This Lease may be executed in two or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.5	Quiet Enjoyment.  The Lessor covenants that as long as, the
Lessee keeps and performs each and every covenant and agreement to be performed or observed by it hereunder, the Lessee shall quietly enjoy the Aircraft without hindrance or disturbance by the Lessor or by any other person lawfully claiming the Aircraft through the Lessor.
19.6	Legal Fees and Other Expenses.  It is understood and agreed
that in any litigated action, proceeding, controversy or dispute of any kind whatever in connection with the enforcement of rights under this Lease, the prevailing party shall be entitled to recover its expenses, including reasonable attorneys' fees, from the other party.
19.7	Assignment by Lessor.  (a) Lessee acknowledges and agrees
that Lessor shall have the absolute right to transfer or assign to any person, firm, corporation or other entity any or all of Lessor's rights, obligations, benefits and interests under this Lease provided that such assignee or transferee (i) is a "citizen of the United States" as defined in Section 40102(a)(15) of the Federal Aviation Act and the regulations pursuant to such Section, (ii) has a net worth of at least $50,000,000, (iii) assumes the obligations of the Lessor hereunder and under any related documents pursuant to an agreement in form and substance satisfactory to Lessee, and (iv) is not, without the consent of Lessee, an air taxi operator or carrier or other operator of aircraft, or an Affiliate of any of the foregoing, including, without limitation, the right to receive Rent or any other payment due under this Lease, the right to transfer or assign title to any Aircraft or to transfer or assign the right to purchase any Aircraft and the right to make all waivers and agreements, to give all notices, consents and releases, to take all action upon the occurrence of an Event of Default, or to do any and all other things which Lessor is or may become entitled to do under this Lease. Lessee acknowledges that, if Lessor should sell or transfer to a third party all of Lessor's rights and obligations under this Lease and in the Aircraft, Lessor shall thereupon be relieved of all of its obligations hereunder and Lessor's transferee (and, if the transferee is a trust, the beneficial owners of such trust) shall succeed to all of Lessor's rights, interests and obligations under this Lease as though Lessor's transferee had been the initial lessor hereunder.
(b)	Without limiting the generality of paragraph (a), Lessee
acknowledges and agrees that the terms and conditions of this Lease have been agreed to by Lessor in anticipation of its being able to assign its rights unto and interests in this Lease and its rights in the Aircraft and/or its being able to grant a security interest in all or any of its rights and interest under this Lease and in the Aircraft to one or more lenders, to an agent or trustee representing such lenders, or to any other party having an interest in any Aircraft or participation in the transaction which is the subject of this Lease, any or all of which may rely on and shall be entitled to the benefit of the provisions of this Section 19.7(b). Lessee shall, upon the written instruction of Lessor and compliance with Section 19.7(b) : (a) recognize any such assignment, (b) accept the directions or demands of such assignee in place of those of Lessor, (c) surrender any leased property only to such assignee, (d) pay all Rent payable hereunder and do any and all things required of Lessee hereunder, and not terminate this Lease, notwithstanding any default by Lessor or the existence of any other liability or obligation of any kind or character on the part of Lessor to Lessee whether or not arising hereunder, (e) so long as Lessor remains obligated hereunder, not require any assignee of this Lease to perform any duty, covenant or condition required to be performed by Lessor under the terms of this Lease, all rights of Lessee in any such connection aforesaid being hereby waived as to any and all such assignees, and (f) execute any documents which Lessor may reasonably request in order to effectuate the foregoing.
19.8	Survival.  The representations; warranties, indemnities and
agreements of the Lessee provided for in this Lease, and the Lessee's obligations under any and all provisions thereof, shall survive the expiration or other termination of this Lease to the extent required for full performance and satisfaction hereof.
19.9	Successors and Assigns.  This Lease shall be binding on and
shall inure to the benefit of Lessee, Lessee's permitted successors and assigns, Lessor and Lessor's permitted successors and assigns.
ARTICLE 20

RENEWAL AND PURCHASE OPTIONS; VOLUNTARY TERMINATION
20.1	Purchase Option.  Provided that no Event of Default shall
have occurred and be continuing, the Lessee shall have the options, exercisable in either case upon not less than 60 days prior written notice to the Lessor, to purchase the Aircraft, on an "as-is, where-is" basis without representation or warranty except a warranty as to the absence of Liens described in Article 14(ii), on the date set forth in the Lease Supplement (assuming that all payments of Basic Rent have been made except any payments of Basic Rent in advance) for the Aircraft for a price equal to (i) the amount set forth in the Lease Supplement therefor, plus (ii) all Supplemental Rent due and payable on or before such date (including any applicable taxes excluding taxes based on or measured by Lessor's net income), plus (iii) all unpaid Basic Rent due and payable on or before such date (other than advance Basic Rent payable on such date).
20.2	Voluntary Termination.
(A)	So long as no Event of Default exists, Lessee shall have the right at its option, on at least one hundred eighty (180) days prior written notice to Lessor, to terminate this Lease with respect to the Aircraft on any rent payment date (the "Termination Date") on or after the seventh anniversary of the Delivery Date during the Base Term; provided such Airframe and the Engines or engines then installed on such Airframe and the Propellers or propellers then attached to such Engine or engines shall have become obsolete or surplus with respect to Lessee's requirement. During the period from the giving of such notice (which notice shall identify the Aircraft and specify the effective date of termination and the reasons for termination) until the effective date of termination, Lessee, as agent for Lessor shall use its best efforts to obtain bona fide bids for the purchase of the Aircraft. Lessee shall certify to Lessor in writing the terms and amount of each bona fide bid received by Lessee and the name and address of the Person (who shall not be Lessee or any Person acting for or affiliated with Lessee) submitting such bid. Lessor may also independently obtain bids for such purchase and certify them to Lessee as provided in the next preceding sentence. On or before the effective date of termination, Lessee will provide Lessor with a copy of resolutions of Lessee's Board of Directors stating that such Airframe and Engines or engines and Propellers or propellers are obsolete or surplus to Lessee's requirements, as the case may be. On or before the effective date of termination, Lessee shall deliver such Airframe and Engines or engines and Propellers or propellers to Lessor, and duly transfer title to Lessor of any such engines or propellers not owned by Lessor. on the effective date of termination (or such earlier date as may be agreed to in writing by Lessor and Lessee) Lessor shall sell such Airframe, Engines or engines, and Propellers or propellers for cash to whosoever shall have submitted the highest bid prior to such date. The total sales price realized at such sale shall be retained by Lessor and, in addition, on or before the date of such sale Lessee shall pay to Lessor the sum of (A) the amount, if any, by which (i) the Termination Value for the Aircraft computed as of the date of payment, exceeds (ii) the sales price of the Aircraft sold by Lessor less all expenses incurred by Lessor, in connection with such sale, (B) any amounts of unpaid Basic Rent for the Aircraft, except any payments of Basic Rent due on such date and payable in advance and (C) all other amounts whether Rent or otherwise owing by Lessee to Lessor hereunder. Upon such payment Lessor will transfer to Lessee, without recourse or warranty, except as to the absence of Liens specified in
Article 14(ii) of this Lease, all of Lessor's right, title and interest in and to any Engines or Propellers constituting part of the Aircraft which were not sold with the Aircraft. Lessee's obligations under this Lease shall continue until Lessee shall have satisfied all of its obligations under this Section. If no sale shall have occurred on the effective date of termination, or within one year after receipt of the notice of termination, this Lease shall continue in full force and effect as to such Aircraft. Lessor shall be under no duty to solicit bids, to inquire into the efforts of Lessee to obtain bids or otherwise take action in connection with any such sale other than to transfer to the purchaser named in the highest bid certified by Lessee to Lessor, against payment therefor, without recourse or warranty (except as to the absence of Liens specified in Article 14(ii) of this Lease), all Lessor's right, title and interest in and to such Aircraft. Lessee shall have the right to revoke the notice of termination delivered in accordance with this
Section 20.2(A) at any time prior to 15 days prior to the Termination Date except following delivery of the notice to Lessee under Section 20.2(B) hereof.
(B)	Notwithstanding Section 20.2(B), Lessor may elect to retain
title to the Aircraft. If Lessor so elects, Lessor may, at any time within 30 days after it shall have received such termination notice from Lessee, give written notice to Lessee that Lessor elects irrevocably to terminate the Lease with respect to such Aircraft on the effective date specified in the notice previously given by Lessee, and Lessee shall have no further obligations under this Section 20.2. Effective on Lessee's full payment of all amounts of Rent due and payable, except any payments of Basic Rent due on such date and payable in advance, this Lease shall terminate with respect to such Aircraft (provided that this Lease shall continue as to the Aircraft unless such amounts are paid in full). If this Lease shall so terminate, Lessee shall deliver the Aircraft to or at the direction of Lessor in the same manner as if delivery were made to Lessor pursuant to Article 16 hereof, and shall duly transfer to Lessor title to any such engines installed on the Airframe and to any such propellers attached to such Engines on such termination date now owned by Lessor.
20.3	Renewal Option.  At the expiration of the Base Term of this
Lease or then effective Renewal Term, as applicable, for the Aircraft, so long as no Event of Default shall have occurred and be continuing, Lessee shall have the option, exercisable upon not less than 120 days prior written notice to Lessor, to renew this Lease for the Aircraft for four (4) additional terms of one year (the "Renewal Term") each from the expiration of such Base Term or then effective Renewal Term, as applicable, as specified in such notice on the same terms and conditions as the Base Term, other than the payment of the then fair market rental value, as determined by the mutual written agreement of Lessee and Lessor or, in the absence of such agreement, the Appraisal Procedure, ("Renewal Rent") as Basic Rent during such Renewal Term. If at any time Lessee fails to exercise the option to renew for an additional one year period, Lessee shall return the Aircraft to Lessor pursuant to the terms of
Article 16 hereof at the end of the current one year period. "Stipulated Loss Value" and "Termination Value" during any Renewal Term for the Aircraft shall be the fair market value of the Aircraft on the date of determination, as determined by the mutual written agreement of Lessee and Lessor or, in the absence of such agreement, the Appraisal Procedure.
ARTICLE 21

CHARACTERIZATION AS LEASE AND TAX INDEMNITY
It is the intent of the parties that this Lease be a true lease and that Lessor shall at all times be considered the owner of the Aircraft for purposes of all federal, state and local income or franchise taxes measured by net income, and that this Lease conveys no right, title or interest in the Aircraft to Lessee, except as lessee. Lessee represents, warrants and covenants that neither it nor any person controlled by it, in control of it, or under common control with it, directly or indirectly, will at any time take any action or file any return or other document inconsistent with the foregoing and that each of such persons will file such returns, take such actions and execute such documents as may be reasonable and necessary to facilitate accomplishment of the intent hereof.
21.1	Tax Assumptions.  The Lessor and the Lessee acknowledge that this Lease has been entered into on the assumption that (i) for Federal income tax purposes the Lease will be treated as a "true lease", (ii) for Federal income tax purposes Lessor will depreciate Lessor's Cost as modified accelerated cost recovery deductions under Section 168(b) of the Code commencing on the Delivery Date, with respect to each Aircraft as "seven-year property", (iii) the United States federal income tax rate applicable to Lessor will be 35%, (iv) the Lessor will compute its taxable income under the accrual method of accounting, (v) Lessor will have sufficient taxable income to utilize the depreciation deductions, (vi) the Lessor will not be subject to the Alternative Minimum Tax, and (vii) the Aircraft will be placed in service on or before the Commencement Date. Such tax assumptions are hereinafter referred to as the "Tax Benefits".
21.2	Tax Representations.  Lessee represents and warrants to
Lessor that (i) on the Delivery Date, the Aircraft will not require improvements, modifications or additions in - order to be rendered complete for its intended use by Lessee, (ii) the Aircraft will not be used by a "tax exempt entity" as defined in Section 168(h)(2) of the Code, and (iii) prior to the end of the taxable year of Lessor that includes the eighth anniversary of the Delivery Date, the Aircraft will not be used predominantly outside the U.S. within the meaning of Section 168(g)(1)(A) of the Code.
21.3	Tax Indemnity.  If for any taxable year of Lessor during
which the Lease is in effect as a result of (i) any act or omission by or on behalf of the Lessee or an Affiliate of Lessee or any person who acquires from the Lessee, directly or indirectly, possession or control or the right to use the Aircraft (other than any act or omission that is required by this Agreement), or (ii) the inaccuracy of any representation by the Lessee set forth in Section 21.2 herein Lessor shall lose (upon audit, by being unable to claim, through recapture, or by not receiving the benefit of, or otherwise) all or any portion of any of the Tax Benefits, the Lessee shall pay to Lessor an amount which, after deduction of all taxes required to be paid (as computed using the Assumed Effective Tax Rate as hereinafter defined) by Lessor in respect of the receipt of such sum under the laws of any Federal, state or local government or taxing authority in the United States (after giving credit for any savings in respect to any such taxes by reason of deductions, credits or allowances in respect of the payment or accrual of the amount indemnified against), shall be equal to the sum of any additional Federal, state or local income taxes payable by Lessor as a result of the loss of such Tax Benefits (as computed using the Assumed Effective Tax Rate as hereinafter defined), plus the amount of any interest, additions to tax (including, without limitation, an addition to tax by reason of any underpayments of any estimated taxes), fines or penalties which are payable by Lessor in connection with the loss of such Tax Benefits, provided that the Lessee shall not be required to make any of the foregoing indemnity payments to the extent the loss of the Tax Benefits is the result of (a) a determination that the Lease does not constitute a "true lease" for Federal, state or local income tax purposes except as a result of an act or omission of Lessee or inaccuracy in any of the representations of Lessee contained in Section 21.2, (b) any event whereby Lessee is required by the terms of the Lease to pay, and shall have paid in full, the Stipulated Loss Value for the Aircraft with respect to which the loss of Tax Benefits arose; (c) Lessor's voluntary or involuntary transfer of legal title to all or any part of the interest in such Aircraft, unless such transfer occurs by reason of exercise of Lessor's remedies under the Lease upon an Event of Default; (d) the failure of Lessor to have sufficient gross income against which to apply any Tax Benefit which may be taken as a deduction; (e) the failure of Lessor to claim any Tax Benefit in its income tax returns for the appropriate year (unless supported by an opinion of counsel to the effect that there is no reasonable basis to make such claim) or to follow proper procedure in claiming any Tax Benefit in such tax returns for such year; (f) the failure of Lessor to take timely action in contesting a claim made by any taxing authority with respect to the disallowance of any Tax Benefits in accordance with Section 21.4 hereof if such failure shall preclude the right of Lessor to contest such claim and if such failure was not caused by Lessee's failure to request action by the Lessor after receipt of notice from the Lessor or to otherwise comply with the obligations under the contest provisions of this Section; (g) any act (whether voluntary or involuntary), omission or misrepresentation of Lessor other than any action or omission contemplated in the Lease Agreement or any related agreements or otherwise taken by Lessor in the exercise of any remedies or the enforcement of any rights against Lessee under any of such agreements; (h) as a result of any changes, modifications or additions to the Code or Regulations promulgated thereunder, which are adopted, enacted or become effective at any time subsequent to the Delivery Date; (i) the applicability of Section 467 of the Code; (j) a change in the nature of the business of Lessor; (k) a short taxable year of Lessor or application of the Mid Quarter Convention within the meaning of Section 168(a)(4)(C) of the Code; or (1) application of the Alternative Minimum Tax to Lessor.
In calculating the amount of any indemnity payable to Lessor pursuant to Section 21.3, it shall be assumed all ordinary income of Lessor attributable to payments hereunder is subject to tax at a combined Federal, state and local income tax rate of 38.38% (the "Assumed Effective Tax Rate"). Except as otherwise provided in the immediately following paragraph, the liability of the Lessee to make any indemnity payments hereunder shall become fixed at the later of (i) a Final Determination, as defined below, and (ii) the time the Lessor makes payment of the tax attributable to the portion of the Tax Benefits lost, or if the Lessor is not required to make payment of tax with respect to the portion of the Tax Benefits lost, the date on which the Lessor files its tax return for the taxable year in which such loss occurs, and shall be due and payable within 15 days after receipt by Lessee of written notice from Lessor as to the determination of such liability. Lessee shall pay interest at the Incentive Rate on any indemnity payment not made when due.
If, as a direct result of a loss of Tax Benefits to Lessor for which Lessee has paid an indemnity under this paragraph, the aggregate federal, state and local income tax thereafter paid by the Lessor for any taxable year shall be less than the amount of such taxes which would have been payable by the Lessor had such loss of Tax Benefits not occurred, then the Lessor shall pay to the Lessee the amount of such difference in taxes plus any additional Tax Benefits realized by the Lessor with respect to taxes imposed under the laws of any federal, state or local government or other taxing authority; provided, however, that the Lessor shall have no obligation to make any such payment to the Lessee if an Event of Default has occurred and is continuing.
If any indemnity payment is made by Lessee under Section 21.3, the
Lessor shall not report such amounts as taxable income on its federal income tax returns, provided Lessee shall have secured an opinion of counsel (together with case law, revenue rulings and other support for such opinion) directed to Lessor and acceptable to Lessor stating that a substantial basis exists for such treatment, and Lessee shall hold Lessor harmless from any claims or penalties made or imposed on Lessor arising out of such reporting position with respect to such amounts (subject to Section 10.3 and 21.4 hereof).
21.4	Contest.
(A)	In the event a claim shall be made by the Internal Revenue
Service which, if successful, would result in a loss for which Lessee would have liability to Lessor pursuant to this Article 21 of the Lease, Lessor hereby agrees to contest such claim, provided, that: (i) within thirty (30) days after notice by Lessor to the Lessee of such claim, the Lessee shall have requested that such claim be contested; (ii) Lessor at its sole option, may forego any and all administrative appeals, proceedings, hearings and conferences with the relevant taxing authority in respect to such claim and may, at its sole option, either pay the tax claimed and sue for a refund in the appropriate forum selected by Lessor or contest such claim in the appropriate forum selected by Lessor; (iii) within thirty (30) days after notice by Lessor to Lessee of such claim, the Lessee shall have furnished Lessor with an opinion of independent tax counsel chosen by the Lessee and acceptable to Lessor, both as to counsel and substance, to the effect that there is a reasonable basis to contest the claim; (iv) the Lessee shall reimburse Lessor on demand, for all costs, expenses and liability which Lessor may incur in contesting such claim, and to pay all reasonable costs and expenses which Lessor may incur in contesting claim; (v) the Lessor shall not be obligated to contest any claim unless the amount of such claim exceeds Twenty Five Thousand Dollars ($25,000); and (vi) the Lessor shall not be obligated to contest any claim if an Event of Default has occurred and is continuing.
In the event that at any time Lessor shall pay the tax claimed and then seek a refund, the Lessee shall pay to Lessor (as a "prior payment") the amount of such tax and interest, additions to tax and penalties thereon, if any, but not in excess of the amount which the Lessee would be obligated to pay in respect of the related loss under this Article of the Lease. Upon Final Determination of the liabilities of Lessor, or the receipt of a refund by Lessor, Lessor shall offset the amount of such prior payment against the full amount due, if any, pursuant to the provisions of this Article and either
(i) the Lessee shall pay to Lessor within 30 days after notice thereof, any excess of such full amount due, if any, over such prior payment, or (ii) Lessor shall repay to the Lessee within 30 days after the later of a receipt of such refund or notice of such Final Determination, any excess of such prior payment over such full amount due. Any interest received by Lessor in connec-tion with any refund which is allocable to the indemnified taxes paid by Lessor in respect of which the Lessee had made a prior payment shall be for the account of the Lessee.
(B)	In the case of any such claim, Lessor agrees to notify the
Lessee promptly in writing of such claim, agrees not to make payment of the tax or other liability claimed for at least thirty (30) days after the giving of such notice (unless specifically required to do so at an earlier date by the Internal Revenue Service), and agrees to cooperate with the Lessee in good faith in order that such claim may be contested effectively. The Lessee and its counsel shall maintain confidentiality with respect to all such information insofar as is possible, consistent with the conduct of a contest hereunder.
(C)	Lessor shall not enter into a settlement or other compromise with respect to, or otherwise concede, any claim without the written consent of Lessee, which consent shall not be unreasonably withheld, unless Lessor waives its right to be indemnified with respect to such claim (but not with respect to any future claims) under this Article of the Lease. Lessee shall not be considered to have unreasonably withheld such consent if such consent shall be withheld as a result of Lessee's reasonable evaluation of the merits of the basis for contesting such claim and Lessee shall not be required to consider any issue or dispute not directly related to such claim.
(D)	If Lessee requests Lessor to contest a claim and otherwise
complies with its obligations under this Section 21.4, it shall have no obligation to pay any indemnity under this Article of the Lease resulting from such claim (except pursuant to Section 21.4(A)(iv) or a prior payment) until a Final Determination occurs regarding the liability of Lessor in respect of the claim. Lessee's obligation to pay the indemnity shall become fixed upon such Final Determination and unless otherwise provided in this Section 21.4 shall be payable within 30 days after receipt by Lessee of written notice from Lessor as to the occurrence of a Final Determination. In all other cases, the liability of Lessee shall become fixed and payable as provided in Section 21.3 of the Lease.
(E)	For purposes of this Section 21.4, "Final Determination"
shall mean a decision of a court of original jurisdiction with respect to such claim, (provided that the time for filing an appeal of such decision has expired) or other disposition of such claim in the manner contemplated herein.
 Lessor shall not be required to contest any claim after receipt of an adverse Final Determination unless Lessor shall have received an opinion of independent tax counsel, chosen by Lessee and acceptable to Lessor, stating that it is more likely than not that a further contest will be successful.
21.5	[RESERVED].
21.6	Survival.  The indemnification provided herein shall survive the assignment, expiration or other termination of this Lease.
21.7	Consolidated Return.  For purposes of this Article 21, the
term "Lessor" shall mean and include the affiliated group of corporations and each member thereof, within the meaning of Section 1504 of the Code, of which Lessor is a member, if such group is filing a consolidated United States Federal income tax return, and it shall also mean any consolidated or combined group of corporations of which Lessor is a member which is treated as such for state franchise tax purposes.
21.8	Lessee Reporting Requirements.  Lessee agrees promptly to
provide Lessor with sufficient information as is requested by Lessor and is reasonably necessary to allow Lessor properly to file any return or report required in connection with this Lease. Lessor and Lessee agree that neither they, nor any of their Affiliates, will file any federal, and to the extent permitted by law, state and local income tax return which is inconsistent with the provisions of this Article 21.


IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Lease to be duly executed by their authorized officers as of the day and year first above written.
FINOVA CAPITAL CORPORATION, as Lessor
By:
	Name:
	Title:
ATLANTIC COAST AIRLINES, as Lessee
By:
	Name:
	Title:


EXHIBIT B

LEASE SUPPLEMENT NO. 1


THIS LEASE SUPPLEMENT NO. 1, dated _____________, 1996, between
FINOVA Capital Corporation ("Lessor") and Atlantic Coast Airlines ("Lessee"); W I T N E S S E T H

WHEREAS, Lessor and Lessee have heretofore entered into that certain Lease Agreement dated as of _____________, 1996 (herein called the "Lease" and the terms defined therein being herein used with the same meaning), which Lease provides for the execution and delivery from time to time of Lease Supplements each substantially in the form hereof for the purpose of leasing the Aircraft under the Lease as and when delivered by the Lessor to the Lessee in accordance with the terms thereof;
NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, and pursuant to Article 2 of the Lease, the Lessor and the Lessee hereby agree as follows:
1.	The Lessor hereby delivers and leases to the Lessee, and the
Lessee hereby accepts and leases from the Lessor, under the Lease Agreement, as herein supplemented, the following:
(i)	Airframe:  One Jetstream Aircraft Limited Jetstream Series
4100, model 4101 aircraft bearing FAA Registration Mark
N____UE and manufacturer's serial no. _____;
(ii)	Engines:  Two Allied Signal model TPE331-14GR-802H and
TPE331-14HR-802H engines bearing manufacturer's serial nos.
 ______ (Port) and ________ (Starboard), respectively (each
of which Engines has 750 or more rated takeoff horsepower or the equivalent); and
(iii)	Propellers:  Two McCauley model B5JFR36C1101-B/C-114GCA-0
and C5JFR36C1102-B/C-L114GCA-0 propellers bearing
manufacturer's serial nos. _________ (Port) and _________
(Starboard), respectively (each of which Propellers is
capable of absorbing 750 or more rated takeoff shaft
horsepower or the equivalent).
All the foregoing is hereinafter referred to as the "Delivered
Aircraft."
2.	The Delivery Date of the Delivered Aircraft is the date of
this Lease Supplement set forth in the opening paragraph hereof.
3.	Lessor's Cost for the Delivered Aircraft (including
Airframe, Engines, and Propellers) is as set forth on Schedule A attached hereto.
4.	The purchase price pursuant to Section 20.1 of the Lease is
$____________ and the date on which the Lessee may purchase the Aircraft pursuant to Section 20.1 of the Lease is as set forth on Schedule A attached hereto.
5.	The Base Term for the Delivered Aircraft shall commence on
the Base Lease Commencement Date therefor and shall conclude on June 30, 2007.
6.	The Lessee hereby confirms its agreement to pay the Lessor
Basic Rent and Supplemental Rent for the Delivered Aircraft, throughout the Term therefor in accordance with the Lease. Basic Rent shall be payable on the dates and in the amounts set forth in Schedule A hereto. The Basic Rent for the Delivered Aircraft shall be payable in quarterly installments for the Base Term, payable in advance.
All payments of Rent under the Lease shall be paid to Lessor by wire transfer of immediately available funds on or before the due dates there for to the account of Citibank, New York, NY, ABA No.: 021-000-089, Acct. No.:
4068-0522, Acct. Name: FINOVA, Ref.: ZQX34419ZQX.
7.	The Lessee hereby confirms to the Lessor that it will, as
soon as practicable, mark the Delivered Aircraft as showing all interests thereto in accordance with the terms of the Lease and that the Lessee has accepted the Delivered Aircraft for all purposes hereof and of the Lease, including its being airworthy, in accordance with specifications, in good working order and repair and without defect in title, condition, design, operation or fitness for use, whether or not discoverable by Lessee on the date hereof, and free and clear of all Liens, except for those contemplated by the Lease, provided, however, that nothing contained herein or in the Lease shall in any way diminish or otherwise affect any right the Lessee or the Lessor may have with respect to the Delivered Aircraft against the manufacturer thereof, or any subcontractor or supplier of the manufacturer thereof.
8.	This Lease Supplement shall in all respects be governed by,
and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.


IN WITNESS WHEREOF, Lessor and Lessee have each caused this Lease
Supplement to be duly executed by their authorized officers as of the day and year first above written.
FINOVA CAPITAL CORPORATION, as Lessor
By:
	Name:
	Title:
ATLANTIC COAST AIRLINES, as Lessee
By:
	Name:
	Title:


EXHIBIT D

SCHEDULE OF PERMITTED COUNTRIES


Any airframe or engine manufacturer or foreign air carrier domiciled in the United Kingdom, Canada, Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Ireland, Luxembourg, The Netherlands, Norway, Sweden and Switzerland.



EXHIBIT E

RETURN PROVISIONS


16.1	Return.  At the expiration of the Term for the Aircraft or
upon the termination of this Lease pursuant to Article 18, the Lessee, at its own expense, shall return the Aircraft by delivering the same forthwith to the Lessor at such airport within the Lessee's then existing route system as may be designated in writing by the Lessor. At the time of such return, the Airframe shall have installed thereon two Engines, or the make and same or improved model engines owned by the Lessee suitable for installation and use on the Airframe. The Aircraft, upon redelivery pursuant hereto, (i) shall be free and clear of all Liens, other than this Lease and Liens described in
Article 14(ii), (ii) shall be in the same operating condition, ordinary wear and tear excepted, as when originally delivered to Lessee under the Lease Agreement, dated as of _______________ between Seller and Lessee, and (iii) shall satisfy all the following conditions:
(1)	Certification.
The Aircraft shall have a valid Certificate of Airworthiness issued by the U.S. FAA and shall be in compliance with the requirements of the Airframe, Engine and Propeller manufacturers' approved maintenance programs or the Lessee's FAA approved maintenance program for Airframe, Engine, Propeller and Parts, and shall be in full compliance with the provisions of Federal Aviation Regulations, Part 135 or Part 121 if at the time of return Lessee is conducting operations under such Part, and shall be in compliance with all applicable noise, corrosion, environmental and aging aircraft requirements. Lessee agrees that it shall not discriminate against the Aircraft with respect to the use and operation thereof in order to avoid or reduce compliance by Lessee with this Section 16.1(1), except any reduced use or operation reasonably necessary during the last 6 months of the Term to comply with the provisions of this Article 16.
(2)	Overhaul and Repair.
The Airframe, all Parts, Engines and Propellers shall be documented to have been repaired or overhauled by certified repair stations acceptable to the Aeronautics Authority and in such a manner so that such Airframe, Parts, Engines and Propellers are approved by the Aeronautics Authority for use in the United States.
All overhaul and repair procedures shall be further verified to meet all
U.S. FAA requirements for quality and documentation necessary for operation within the continental limits of the United States under Federal Aviation Regulation Part 135 or Part 121 if at the time of return Lessee is conducting operations under such Part.
(3)	Repairs.
The Lessee shall ensure that all major repairs performed since the
Delivery Date and which still are in existence on the Aircraft has been approved by or are immediately eligible to receive U.S. FAA approval, if so required. All such repairs shall be accompanied by all data and documentation necessary to substantiate their certification, approval and methods of compliance, as required.
(4)	Modifications.
All modifications performed since the Delivery Date which deviate from the certified configuration and which are still in existence on the Aircraft shall have U.S. FAA approval or certification if required. All such modifications shall be accompanied by complete data and documentation necessary to substantiate their certification and approval and methods of compliance.
(5)	Airworthiness Directives.
All U.S. FAA Airworthiness Directives and amendments or changes to the
Federal Aviation regulations applicable to the Aircraft, Engines, or Parts requiring terminating compliance prior to the end of the Term shall have been accomplished in compliance with the issuing agency's specific instructions.
(6)	Records.
All records necessary and required by the U.S. FAA to certify and place the Aircraft on an FAA approved maintenance program shall be delivered with the Aircraft in English. If hard, non-computerized, copies of maintenance records are not available, then the Lessee shall take action with pertinent regulatory agencies to ensure that the Lessor and the U.S. FAA are provided with all requested guarantees of methods of compliance, component overhaul and management, scheduling, quality control, serial number verification, etc. These records shall be all inclusive to the Airframe, Engines, Propellers and Parts, and as a minimum, extend to include all activities associated with each of the last completed maintenance checks, repairs, scheduled inspections and functional tests, and overhauls performed to the Lessee is approved maintenance programs.
All Parts identified with safe life limits shall be identified with their service histories, accumulated cycles or flight hours as applicable and remaining service lives on a separate listings.
All documentation, flight, and maintenance records as specified by the applicable sections of U.S. Federal Aviation Regulations Part 135 or Part 121 if at the time of return Lessee is conducting operations under such Part, which normally accompany the transfer of an aircraft which has been operating in regulated commercial air service, shall be delivered to the Lessor with each Aircraft.
In the event that any records are missing, incomplete, or unacceptable in accordance with FAA standards, the Lessee shall re-accomplish the tasks necessary to produce such records in accordance with its approved maintenance programs prior to delivery of the Aircraft.
All documentation and records shall be made available in English to the
Lessor for review at a central location a minimum of fifteen Business Days prior to the required date of Aircraft delivery to the Lessor.
(7)	Scheduled Maintenance - Airframe.
The Lessee will be responsible for ensuring that the Airframe meets the following conditions:

C Checks:	The Airframe shall have completed the next due phase of the
system/power plant/zonal C Check per the Lessee's approved maintenance program within twenty (20) days prior to redelivery.

Structure
Program:	The Airframe shall not have accumulated more than one-half
(1/2) time until the next scheduled structural program-inspection C Check.

	In the event that this check is performed in phases in conjunction with the system/ power plant/zonal C check, the current phase shall be performed with the required return condition C Check phase.

Airworthiness
Limitations:	All airworthiness limitations checks which are due
before the next phase check shall be accomplished. In the event that these checks are performed in phases in conjunction with the system/power plant/zonal C check, the current phase shall be performed with the required return condition C Check phase.

(8)	Scheduled Maintenance - Engines; Propellers and Components.
For the purpose of this Section, time remaining, with respect to any
Engine, shall mean the number of hours remaining before it shall be necessary to conduct an Engine overhaul or CAM, as applicable.
In the event the Lessee's FAA-approved maintenance program is not based on engine condition trend monitoring or an on-condition maintenance program or a comparable program, each Engine shall have not less than one-half (1/2) time remaining until overhaul or CAM, based on the manufacturer's recommended fixed maintenance schedule TBO for aircraft operating in commercial service at the time of return and not less than one-half (1/2) time remaining until the next scheduled Hot Section Inspection (HSI). In the event the Lessee's FAA-approved maintenance program is based on engine condition trend monitoring or an on-condition maintenance program or a comparable program, all time limited or life limited components of an Engine on average shall have not less than one-half (1/2) time remaining (provided that no individual component shall have less than one-quarter (1/4) time remaining). Any overhaul CAM and HSI accomplished preceding the time of return shall be conducted in accordance with the manufacturer's overhaul specification or CAM. If, according to the Lessee's FAA approved engine maintenance program, CAM's and HSI's are based on engine condition trend monitoring or an on-condition maintenance program in accordance with the engine manufacturer's trend monitoring program, each engine shall have satisfactorily completed, immediately prior to return, a borescope inspection in accordance with the trend monitoring program and Lessee shall provide or cause to be provided all trend data for each Engine. No trend shall be evidenced where "action should be taken as soon as possible" in order to prevent serious engine deterioration resulting in high cost component replacement or serious engine damage. Lessee is responsible for any corrective action required as indicated by the trend monitoring program.
All Propellers on average shall have not less than one-half (1/2) time remaining until overhaul (provided that no individual Propellers shall have less than one-quarter (1/4) time remaining until overhaul), based on the manufacturer's approved maintenance program.
All components of each undercarriage on average shall have not less than one-half (1/2) time remaining until overhaul or life limited, as applicable (provided that no individual component shall have less than one-quarter (1/4) time remaining until overhaul or life limited, as applicable), based on the manufacturer's recommended time between overhaul and calendar life.
All other time controlled components on average shall have not less than one-half (1/2) time remaining (provided that no individual time controlled component shall have less than one-quarter (1/4) time remaining), based on the Lessee's approved maintenance program.
(9)	Deferred Maintenance.
There shall be no open, outstanding, or deferred maintenance items, scheduled or unscheduled, against the Aircraft including those identified in pre-delivery inspections or test flights.
(10)	Pre-Return Inspections.
The Lessor shall be permitted to perform a maximum of two physical inspections of the Aircraft inclusive of test flights. One inspection will be performed immediately prior to return. The inspection shall include, but not be limited to, ground evaluation and system functional tests including engine runs if deemed necessary by the Lessor. The Lessee shall provide a qualified technician to assist the Lessor in the performance of the inspection.
(11)	Acceptance Flight.
The Lessee shall provide for acceptance flights as necessary to demonstrate the airworthiness of the Aircraft and the proper functioning of all systems and components in accordance with the manufacturer's flight functional procedures. The Lessee shall permit the Lessor's representatives on board during any flight tests as direct observers of the functional tests.
(12)	Manuals.
All manuals incorporating the latest revisions necessary for the operation, maintenance and support of the Aircraft shall be delivered with the Aircraft. These shall include but not be limited to: overhaul manuals, illustrated parts catalog (IPC), wiring diagrams, FAA approved flight manual
(AFM), flight crew operating manual (FCOM), and weight and balance manual.
(13)	General Appearance.
The Aircraft shall be clean, cosmetically acceptable consistent with ordinary wear and tear, interior complete and prepared to be placed into U.S. scheduled revenue airline operations.
16.2	Equivalency Charge.  In the event that any of the Engines
does not meet the conditions set forth in Clause 8 of Section 16.1 above, Lessee shall pay Lessor an amount equal to 100% of the sum of (i) for each Engine, the product of the manufacturer's then current estimated cost of the next scheduled hot section inspection (including in such estimated cost all required replacements of life-limited parts), multiplied by a fraction, the numerator of which shall be the remainder (zero (0) if negative) of (x) the actual number of hours of operation since the previous hot section inspection, minus (y) 50% of the total operating hours allowable between hot section inspections, and the denominator of which shall be the total operating hours allowable between hot section inspections, and (ii) for each Engine, 100% of the product of the manufacturer's then current estimated cost of the next scheduled major overhaul (including in such estimated cost all required replacements of life-limited parts), multiplied by a fraction, the numerator of which shall be the remainder (zero (0) if negative) of (x) the actual number of hours of operation since the previous major overhaul, minus (y) 50% of the total operating hours allowable between major overhauls, and the denominator of which shall be the total operating hours allowable between major overhauls (provided, however, that if the cost for an overhaul used in this clause (ii) includes the cost of a hot section inspection, only the amount in clause (ii) and not the amount in clause (i) shall be due). All prorated inspection and/or overhaul charges, if any, shall be payable as Supplemental Rent and shall be due upon presentation to Lessee of an invoice setting forth in reasonable detail the calculation of such amounts due.
In the event that Lessee does not meet the conditions in 16.1, paragraph 7 with respect to the Airframe, Lessee shall pay Lessor the product of: the then current estimated cost of the next scheduled structural program inspection C Check (including in such estimated cost, all required replacement of life limited parts) multiplied by the fraction wherein the numerator shall be the remainder (zero (0) if negative) of (x) the actual number of respective operating hours of operation since the previous structural program inspection C Check, minus (y) 50% of the respective total operating hours of operation allowable between such inspections, and the denominator shall be the respective total operating hours of operation allowable between such inspections. All prorated inspection and/or overhaul charges, if any, shall be payable as Supplemental Rent and shall be due upon presentation to Lessee of an invoice setting forth in reasonable detail the calculation of such amounts due including the names of all sources used for the required cost estimates. (Unless both Lessor and Lessee agree to alternative source(s), the manufacturer of the Airframe shall be used as the sources for all cost estimates).
16.3	[RESERVED].
16.4	Engines and Propellers.  In the event any engine or
propeller not owned by the Lessor shall be returned with the Airframe, such engine or propeller shall be of the same or improved model as the Engines and Propellers and suitable for installation and use on the Airframe, and be in as good an operating condition as, such Engines and Propellers, assuming such Engines and Propellers were in the condition and repair as required by the terms hereof immediately prior to such termination, and the Lessee will, at its own expense and concurrently with such return, furnish the Lessor with a bill of sale, in form and substance satisfactory to the Lessor, with respect to each such engine or propeller together with evidence of the Lessee's title to such engine or propeller (including, if requested, an opinion of the Lessee's counsel) and shall take such other action as the Lessor may reasonably request in order that such engine or propeller shall be duly and properly titled in the name of Lessor, and upon passage of title to such engine or propeller to the Lessor, such engine or propeller shall be deemed to be an Engine or Propeller for all purposes of this Lease. Upon full compliance with the terms of this Section, the Lessor will transfer to the Lessee the Lessor's interest in any Engine or Propeller replaced by an engine or propeller pursuant to the preceding sentence without any representation, warranty or recourse of any kind whatsoever, express or implied other than a warranty of no Liens of the type described in Article 14 (ii) .
16.5	Storage.  Upon any expiration or termination of this Lease
for the Aircraft, at the written request of the Lessor, the Lessee will assist the Lessor in arranging outdoor storage for the Aircraft at the airport where the Aircraft is returned for a period not exceeding 60 days at the cost of the Lessor. The Lessee will maintain in effect during such storage period insurance covering the Aircraft pursuant to Section 12.2 hereof to the extent such insurance is available at reasonable commercial rates and in amounts and against such risks as would be customarily carried in similar circumstances by a reasonably prudent lessor, with such insurance being paid for by Lessor. Lessee shall be responsible, at Lessor's expense, for preparing the Aircraft for storage, maintenance during the storage period and for returning the Aircraft to service upon the request of Lessor.
16.6	Special Markings.  Upon the termination or expiration of
this Lease for an Aircraft, the Lessee shall, at its cost, remove from the exterior of the Aircraft all insignias. This provision will not require the Lessee to strip or repaint the Aircraft, but shall require that Lessee cause areas where insignias have been removed to be refinished to match adjacent areas.
16.7	Survival.  The obligations of the Lessee to comply with the
terms of this Article 16 shall survive the expiration or other termination of this Lease.











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